UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 3
to
FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

Global Digital Solutions, Inc.
(Exact name of registrant as specified in its charter)

New Jersey	22-3392051
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

777 South Flagler Drive, Suite 800 West, West Palm Beach, FL	33410
(Address of principal executive offices)	(Zip Code)

561-515-6163
(Registrant's Telephone Number, Including Area Code)
Copy to: Owen Naccarato Naccarato & Associates 1100 Quail Street, Suite 100 Newport Beach, CA 92660 Office: 949-851-9261 Fax: 949-851-9262

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which Each class is to be registered

Securities to be registered pursuant to Section 12(g) of the Act:

Common
(Title of Class)

(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

FORM 10

GLOBAL DIGITAL SOLUTIONS, INC

Item 1.	Business.

History
Effective as of March 23, 2004, Creative Beauty Supply, Inc., ("Creative"), a New Jersey corporation that was incorporated on August 28, 1995, acquired Global Digital Solutions, Inc., a Delaware corporation ("Global”). The merger was treated as a recapitalization of Global. Creative changed its name to Global Digital Solutions, Inc. (“We” or the “Company). We disposed of our pre-merger assets and liabilities and succeeded to the business of Global. Although Creative was the legal acquiror, Global became the accounting acquiror of the Company for financial statement purposes. On January 8, 2004, Global had acquired Pacific ComTel, Inc., a company that provided structured cabling design, installation and maintenance for leading information technology companies, federal, state and local government, major businesses, educational institutions, and telecommunication companies.

Our mission was to target the United States government contract marketplace for audio and video services. The U.S. government and commercial marketplaces have budgeted over the long term to upgrade existing telephony, computer, and outsourcing systems across the spectrum of communications, security, and services marketplace segments. Due to significant capital constraints, we wound down the majority of our operations in June of 2005, but continued to operate a small operations team in Northern California.

We changed our fiscal year end from June 30 to December 31, in June, 2009.

On August 6, 2013, we filed a Certificate of Amendment to Certificate of Incorporation to increase the number of our authorized shares of capital stock from 110,000,000 shares to 185,000,000 shares, divided into two classes: 175,000,000 shares of common stock, par value $.001 per share (the “common stock”), and 10,000,000 shares of preferred stock, par value $.001 per share (the “Preferred Stock”).  The foregoing description of the amendment to our certificate of incorporation does not purport to be complete and is qualified in its entirety by reference to the complete text of the Certificate of Amendment to Certificate of Incorporation, which is filed as Exhibit 3.3 hereto, and which is incorporated herein by reference.

Emerging Growth Company

We are an "emerging growth company" as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for this registration statement and future filings.

As a company with less than $1.0 billion in revenue during our most recently completed fiscal year, we qualify as an "emerging growth company" as defined in Section 2(a) of the Securities Act of 1933, as amended, which we refer to as the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable, in general, to public companies that are not emerging growth companies. These provisions include:

•	Reduced disclosure about our executive compensation arrangements;
•	No non-binding shareholder advisory votes on executive compensation or golden parachute arrangements;
•	Exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting; and
•	Reduced disclosure of financial information in this prospectus, including two years of audited financial information and two years of selected financial information.

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenues as of the end of a fiscal year, if we are deemed to be a large-accelerated filer under the rules of the Securities and Exchange Commission, or if we issue more than $1.0 billion of non-convertible debt over a three-year-period.

The JOBS Act permits an emerging growth company to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to "opt out" of this provision.

Acquisition and Disposition of Bronco Communications, LLC
On January 1, 2012, we acquired a 51% stake in Bronco Communications, LLC, (“Bronco”) a Nevada-California regional telecommunications subcontractor located in Folsom, CA in consideration for 4,289,029 shares of our restricted common stock valued at $0.035 per share, or $150,116, the fair market value of our common stock on the date the agreement was made. Our sole director and officer owns a 10% membership interest in Bronco. On October 15, 2012, we entered into an Amendment to the Purchase Agreement, we agreed to relinquish control of Bronco to its minority shareholders effective as of January 1, 2013 in consideration for the assumption of Bronco’s liabilities. Thus, at January 1, 2013, we no longer held any interest in Bronco. The foregoing description of the acquisition and disposition of Bronco does not purport to be complete and is qualified in its entirety by reference to the complete text of the (i) Purchase Agreement, which is filed as Exhibit 2.1 hereto, and (ii) the Amendment to Purchase Agreement, which is filed as Exhibit 2.2 hereto, each of which is incorporated herein by reference.

Formation of subsidiaries
In December 2012 we incorporated GDSI Florida LLC, and in January 2013 we incorporated Global Digital Solutions, LLC, both Florida limited liability companies. We pay administrative expense for our Florida office through GDSI Florida LLC; it has no other business operations.  We do not conduct any business through Global Digital Solutions LLC at this time.

Change in business direction
On May 1, 2012, with support from our major shareholders, we made the decision to wind down our operations in the telecommunications area and refocus our efforts in the area of small arms manufacturing, knowledge-based and culturally attuned social consulting and security-related solutions in unsettled areas. Upon completion of the acquisition of Airtronic, discussed below, and until we make further acquisitions, we intend to carry on the business of Airtronic as our sole line of business.

Acquisition of Airtronic USA, Inc.
On August 13, 2012, we entered into a Letter of Intent (“LOI”) to acquire 70% of Airtronic USA, Inc. (“Airtronic”), a debtor in possession under chapter 11 of the Bankruptcy Code in a case pending in the US Bankruptcy Court for the Northern District of Illinois, Eastern Division (the Bankruptcy Court”). Airtronic, founded in 1990 and based in Elk Grove Village, Illinois, is an electro-mechanical engineering design and manufacturing company that provides small arms and small arms spare parts to the U.S. Department of Defense, foreign militaries, and the law enforcement market. Airtronic’s products include grenade launchers, rocket propelled grenade launchers, grenade launcher guns, flex machine guns, grenade machine guns, rifles, and magazines.

On October 22, 2012, we memorialized the terms of the LOI and entered into an Agreement of Merger and Plan of Reorganization (“Merger Agreement”) to acquire 70% of Airtronic (the “Merger”).  On or after the effective date that Airtronic’s bankruptcy case is discharged by the Bankruptcy Court we will merge Airtonic with and into a to be formed subsidiary that we will own 70% of. We may acquire the remaining 30% of Airtronic two years after the closing of the Merger based upon a 4 times EBITDA valuation of Airtronic as set forth in the Merger Agreement. We agreed to contribute to Airtronic, at the closing of the Merger, $2 million less any amounts then outstanding on the Bridge Loan discussed below. We also agreed to issue to the employees of Airtronic options to acquire 4,960,852 shares of our common stock an exercise price of $0.04, the fair market value of our common stock on the date we entered into the LOI, exercisable for a period of ten years.  On June 26, 2013 we agreed to enter into a First Amendment to Agreement of Merger and Plan of Reorganization (“Modification Agreement”), which was approved by the Bankruptcy Court on June 28, 2013. The Modification Agreement provides that, contemporaneously with the closing of the Merger, we will contribute a noninterest bearing note to Airtronic in lieu of the $2,000,000 cash contribution set forth in the Merger Agreement (the “Parent Note”).  The initial principal balance of the Parent Note shall be equal to $2,000,000 less the following amounts to be funded or previously funded by the Company:

1.	The outstanding balance of principal, accrued interest and other amounts then due and owing under the terms of Original Note, as defined below.
2.
The total amount of cash and the value of the Company’s shares of common stock that we shall make available for the settlement of any class of claim or claim pursuant to Airtronic’s approved Plan of Reorganization in its bankruptcy proceeding, as discussed below; and

3.	All other amounts funded or advanced by the Company to or for the benefit of Airtronic prior to the closing date of the Merger.

Contemporaneously with the closing of the Merger, the Original Note shall be cancelled; however, the New Note (defined below) shall remain in full force and effect in accordance with its terms, as shall all security agreements, loan agreements and related documents to the extent they secure, supplement, are incorporated in or relate to the New Note.

The foregoing description of the acquisition of Airtronic does not purport to be complete and is qualified in its entirety by reference to the complete text of the (i) Agreement of Merger and Plan of Reorganization, which is filed as Exhibit 2.3 hereto, and (ii) the First Amendment to Agreement of Merger and Plan of Reorganization, which is filed as Exhibit 2.4 hereto, each of which is incorporated herein by reference.

On October 22, 2012, we entered into a Debtor In Possession Note Purchase Agreement (“Bridge Loan”) with Airtronic. We agreed to lend Airtronic up to a maximum of $2,000,000, with an initial advance of $750,000 evidenced by an 8¼% Secured Promissory Note with an original principal amount of $750,000 made by Airtronic in favor of the Company (the “Original Note”), due and payable on the date the Bankruptcy Court has discharged the Airtronic bankruptcy case, and a security agreement (the “Security Agreement”) securing all of Airtronic’s assets. As of December 31, 2012 we had not advanced any funds to Airtronic under the Bridge Loan and Original Note.

In March 2013, the Company and Airtronic amended the Bridge Loan to provide for a maximum advance of up to $700,000 under the Bridge Loan and Original Note (the “First Amendment”).  On June 26, 2013, we agreed to a second modification of the Bridge Loan agreement with Airtronic, and agreed to loan Airtronic up to an additional $550,000 under the Bridge Loan.  On August 5, 2013, we entered into the Second Bridge Loan Modification and Ratification Agreement (the “Second Amendment”), a new 8¼% secured promissory note for $550,000 (the “New Note”), and a security agreement with the CEO of Airtronic, securing certain intellectual property for patent-pending applications and trademarks that were registered in her name (the “Kett Security Agreement”).

As of August 5, 2013, we had advanced Airtronic $683,640 under the Bridge Loan.

The foregoing description of the Bridge loan to Airtronic does not purport to be complete and is qualified in its entirety by reference to the complete text of (i) the Debtor In Possession Note Purchase Agreement, which is filed as Exhibit 10.1 hereto, (ii) the Original Note, which is filed as Exhibit 10.2 hereto, (iii) the Security Agreement, which is filed as Exhibit 10.3 hereto, (iv) the First Amendment, which is filed as Exhibit 10.4 hereto, (v) the Second Amendment, which is filed as Exhibit 10.5 hereto, the New Note, which is filed as Exhibit 10.6 hereto, and (vi) the Kett Security Agreement, which is filed as Exhibit 10.7 hereto, each of which is incorporated herein by reference.

On June 10, 2013, Airtronic, with our consent, filed a Plan of Reorganization with the Bankruptcy Court. On August 21, 2013, Airtronic filed an Amended Plan of Reorganization.  The Plan was confirmed on October 2, 2013. It is expected that the plan will be consummated on the effective date of the merger between the Company and Airtronic. The Plan provides, among other things, that Airtronic’s secured and unsecured creditors may elect to take shares of our common stock, valued at $0.50 per share, saleable after twelve months with “Price Protection”.  Price Protection shall mean that if a holder of our common stock issued pursuant to the Amended Plan sells its shares in whole or in part in an arm’s-length transaction for a fair market value less than $0.50 per share after twelve months from the effective date of the Plan, but before twenty-four months from the effective date of the Plan, then the shareholder shall be provided with an amount of new shares of our common stock equal to the result of the following formula: (x) the sales price the shareholder would have received if its shares of our common stock had sold for $0.50 per share minus the actual sales price received by the shareholder for our common stock; divided by (y) the actual price per share received by the shareholder.

Convertible Note Payable
In December 2012, we entered into a Promissory Note Purchase Agreement, a Secured Promissory Note (“Note”) and Security Agreement with an Investor (“Investor”) to lend us $750,000. The Note bears interest at 8¼%, is secured by all of our assets and is due on May 1, 2013.  In connection with the transaction, we issued to the Investor a warrant to acquire 3,000,00 shares of our common stock at an exercise price of $0.15, exercisable for a period of three years (the “Warrant”).

On May 6, 2013, the Company and the Investor entered into an amendment (the “Amendment”) to the Promissory Note Purchase Agreement and the related Secured Promissory Note, Security Agreement and Warrant to:

(1)	Extend the Note’s maturity date to July 1, 2013;
(2)	Provide that on or before the maturity date, we may elect to convert the Note into 3,000,000 shares of our common stock at a conversion price of $.25; and
(3)	Reduce the exercise price of the Warrant from $0.15 to $0.10.

On July 1, 2013, the Investor converted the Note into 3,000,000 shares of our restricted common stock. On August 19, 2013 the Warrant was exercised and we issued 3,00,000 shares of our restricted common stock in consideration for $300,000.

The foregoing description of the Convertible Note loan to the Company does not purport to be complete and is qualified in its entirety by reference to the complete text of (i) the Promissory Note Purchase Agreement, which is filed as Exhibit 10.8 hereto, (ii) the Note, which is filed as Exhibit 10.9 hereto, (iii) the Security Agreement, which is filed as Exhibit 10.10 hereto, (iv) the Warrant, which is filed as Exhibit 10.11 hereto, and (v) the Amendment, which is filed as Exhibit 10.12 hereto, each of which is incorporated herein by reference.

Private Placements
Between January 1, 2013 and June 30, 2013, we sold 3,268,000 shares of our common stock in private placements to accredited investors for gross proceeds of $926,100. The foregoing description of the private placements does not purport to be complete and is qualified in its entirety by reference to the complete text of the Form of Subscription Agreement, which is filed as Exhibit 10.13 hereto, and which is incorporated herein by reference.

Changes to the Board of Directors and Executive Officers
On August 12, 2013, our Board of Directors (the “Board”) approved the appointments of Richard J. Sullivan, Arthur F. Noterman and Stephanie C. Sullivan to serve on our Board. William J. Delgado continues to serve as a director. In addition, effective as of August 12, 2013, the Board appointed the following to serve as our officers in the capacities set forth next to their names:

Name	Title
Richard J. Sullivan	President, Chief Executive Officer and Assistant Secretary
William J. Delgado	Executive Vice President
David A. Loppert	Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Upon the closing of the merger/acquisition of Airtronic, Stuart Russo is expected to be appointed a director of the Company. In addition, upon the closing of the acquisition of Airtronic,  Jennifer Carroll is expected to be appointed President and Chief Operating Officer of the Company.

Our board of directors presently consists of four members.  The number may be fixed from time to time by the board or our stockholders, and after the acquisition of Airtronic it is expected to consist of 5 persons. A vacancy on our board of directors may be filled by the vote of a majority of the directors holding office. All directors hold office for one-year terms until the election and qualification of their successors. Officers are appointed by the board of directors and serve at the discretion of the board.

Executive Offices

Our executive officers are located at 777 South Flagler Drive, Suite 800 West, West Palm Beach, FL 33410 and our telephone number is 561-515-6000.

Description of Our Business

Products, Services and Markets Served
We originally provided telecom and data engineering services to Fortune 500 companies, National Telco wireless and wireline service providers, and Federal, State, and Local governments including the Department of Defense. In May 2012 we made a decision to exit this line of business and refocus our efforts in the area of small arms manufacturing, knowledge-based and culturally attuned social consulting and security-related solutions in unsettled areas. As discussed above, we have made an offer to acquire Airtronic and we expect to operate in the areas of business that Airtronic operates in upon the consummation of the Airtronic acquisition.

Airtronic, founded in 1990 and based in Elk Grove Village, Illinois, is an electro-mechanical engineering design and manufacturing company that provides small arms and small arms spare parts to the U.S. Department of Defense, foreign militaries, and the law enforcement market. Airtronic’s products include grenade launchers, rocket propelled grenade launchers, grenade launcher guns, flex machine guns, grenade machine guns, rifles, and magazines.

Patents, Trademarks, and Licenses
We do not own any patents or trademarks and we have not entered into any license agreements.

Employees
As of July 31, 2013, we employed one full-time employee and two part-time employees.  We also use professionals on an as-needed basis. We have no collective bargaining agreements and believe our relations with our employees are good.

Item 1A.	Risk Factors.

There are numerous and varied risks, known and unknown, that may prevent us from achieving our goals.  If any of these risks actually occur, our business, financial condition or results of operation may be materially adversely affected.  In such case, the trading price of our common stock could decline and investors could lose all or part of their investment.

Risks Relating to Our Business

We have a limited operating history and past performance is no guarantee of future performance.
We generated net loss of $519,906 for the year ended December 31, 2012 and a net loss for the six-month period ended June 30, 2013 of $3,014,794.  At June 30, 2013 we had cash and cash equivalents of $609,431 and a working capital deficit was $174,238, which is insufficient to sustain our operations.  There can be no assurance that our business will be profitable in the future and that losses and negative cash flows from operations will not be incurred.  If these situations occur in the future, it could have a material adverse affect on our financial condition.

There is substantial doubt about our ability to continue as a going concern.
Our independent registered public accounting firm has issued an opinion on our December 31, 2012 financial statements that states that the financial statements were prepared assuming we will continue as a going concern.  As discussed in Note 1 to the financial statements, we had a net loss of $519,906 for the year ended December 31, 2012, and used net cash of $215,627 for operating activities. Additionally, at December 31, 2012, we had a stockholders’ deficit of $67,108, an accumulated deficit of $7,561,122 and a working capital deficit of $428,267.  These matters raise substantial doubt about our ability to continue as a going concern.  Our plan in regards to these matters is also described in Note 1 to our financial statements.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our future is dependent on our ability to meet our financing requirements, complete the acquisition of Airtronic and successfully implement new lines of business for Airtronic, and complete other, as yet, unidentified acquisitions. If we fail for any reason, we might not be able to continue as a going concern.

We will need additional financing to fully implement our business plan, and we cannot assure you that we will be successful in obtaining such financing or in continuing our operations.
We had focused our efforts on developing our business in the communications sector. We are now focusing our efforts on developing our business in the areas of small arms manufacturing, knowledge-based and culturally attuned social consulting and security-related solutions in unsettled areas. Airtronic is an electro-mechanical engineering design and manufacturing company that provides small arms and small arms spare parts to the U.S. Department of Defense, foreign militaries, and the law enforcement market. Airtronic’s products include grenade launchers, rocket propelled grenade launchers, grenade launcher guns, flex machine guns, grenade machine guns, rifles, and magazines and we will continue with this line of business upon the closing of the merger. We will need to raise additional capital to continue to develop and improve Airtronic’s product line, and to establish adequate marketing, sales, and customer support operations. There can be no assurance that additional public or private financing, including debt or equity financing, will be available as needed, or, if available, on terms favorable to us. Any additional equity financing may be dilutive to our stockholders and such additional equity securities may have rights, preferences or privileges that are senior to those of our existing common or preferred stock. Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our failure to successfully obtain additional future funding may jeopardize our ability to continue our business and operations.

We depend upon our senior management and our business may be adversely affected if we cannot retain them.
Our success depends upon our ability to attract and retain experienced senior management with specialized industry and technical knowledge and/or industry relationships. On August 12, 2013 Richard J Sullivan, was appointed Chairman and CEO of the Company and David A. Loppert was appointed CFO.  Mr. Sullivan and Mr. Loppert have significant experience as CEO and CFO, respectively, of public companies.  Once the acquisition of Airtronic is completed, we expect that Jennifer Carroll will be appointed COO. Ms. Carroll was until recently the Lt. Governor of the State of Florida, has served in the military, and has significant managerial experience. We might not be able to find or replace qualified individuals to fill the slots of senior management that we anticipate if their services do not become available to us or are no longer available to us; accordingly the inability to fill, or the loss of critical members of our anticipated senior management team could have a material adverse effect on our ability to effectively pursue our business and acquisition strategy. We do not have key-man life insurance covering any of our employees at this time.

If we are unable to manage future growth, our business may be negatively affected.
We are continuing to pursue a strategy of rapid growth, and plan to expand significantly our capability and devote substantial resources to our marketing, sales, administrative, operational, financial and other systems and resources. Such expansion will place significant demands on our marketing, sales, administrative, operational, financial and management information systems, controls and procedures. Accordingly, our performance and profitability will depend on the ability of our officers and key employees to:

●	manage our business and our subsidiaries as a cohesive enterprise;
●	manage expansion through the timely implementation and maintenance of appropriate administrative, operational, financial and management information systems, controls and procedures;
●	add internal capacity, facilities and third-party sourcing arrangements as and when needed;
●	maintain service quality controls; and
●	attract, train, retain, motivate and manage effectively our employees.

There can be no assurance that we will integrate and manage successfully new systems, controls and procedures for our business, or that our systems, controls, procedures, facilities and personnel, even if successfully integrated, will be adequate to support our projected future operations. Any failure to implement and maintain such systems, controls and procedures, add internal capacity, facilities and third-party sourcing arrangements or attract, train, retain, motivate and manage effectively our employees could have a material adverse effect on our business, financial condition and results of operations.  In addition, we may incur substantial expenses identifying, investigating and developing appropriate products and services in the small arms business markets, plus there can be no assurance that any expenditures incurred in identifying, investigating and developing such products and services will ever be recouped.

We will need additional capital to fund ongoing operations, including the anticipated funding required to acquire and  support the projected growth of Airtronic, and to respond to business opportunities, challenges, acquisitions or unforeseen circumstances.  If such capital is not available to us, our business, operating results and financial condition may be harmed.
At June 30 2013, we had $609,431 of cash on hand and a working capital deficit of $174,238.  Our limited operating history makes it difficult to accurately forecast revenues and expenses, and in conjunction with other Risk Factors, raises substantial doubt about our ability to continue as a going concern.  Since January 1, 2013, we have closed on various private placements and warrant exercises and have received gross proceeds of $2,216,100.  We have forecast that we will need to raise an additional $4-$7.5 million to fully fund the acquisition of Airtronic, its operations and implement our business over the next 36 months. We will continue to seek equity financing to provide funding for operations but the current market for equity financing is very weak.  If we are not successful in raising additional equity capital to generate sufficient cash flows to meet our obligations as they come due, we may not be able to complete the acquisition of Airtronic, and/or fully fund our ambitious growth plans, then we will have to reduce our overhead expenses by the reduction of headcount and other available measures.

We may require additional capital to expand our business or acquire complementary businesses although we have not identified any specific acquisition candidates.  However, additional funds may not be available when we need them, on terms that are acceptable to us, or at all.  For example, any debt financing secured by us in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions.  In addition, if we do not have funds available to make strategic acquisitions, we may not be able to expand our business.  The inability to raise additional capital could have an adverse effect on our business, operating results and financial condition.

We may face strong competition from larger, established companies.
We likely will face intense competition from other companies that provide the same or similar small arms manufacturing services, knowledge-based and culturally attuned social consulting and security-related solutions we expect to provide, virtually all of whom can be expected to have longer operating histories, greater name recognition, larger installed customer bases and significantly more financial resources, R&D facilities and manufacturing and marketing experience than we have. There can be no assurance that developments by our potential competitors will not render Airtronic’s existing and future products or services obsolete.  In addition, we expect to face competition from new entrants into the arms business and knowledge-based and culturally attuned social consulting and security-related solutions businesses. As the demand for products and services grows and new markets are exploited, we expect that competition will become more intense, as current and future competitors begin to offer an increasing number of diversified products and services. We may not have sufficient resources to maintain our research and development, marketing, sales and customer support efforts on a competitive basis. Additionally, we may not be able to make the technological advances necessary to maintain a competitive advantage with respect to our products and services. Increased competition could result in price reductions, fewer product orders, obsolete technology and reduced operating margins, any of which could materially and adversely affect our business, financial condition and results of operations.

If we are unable to keep up with technological developments, our business could be negatively affected.
If we are successful in acquiring Airtronic, the markets for our anticipated products and services are generally characterized by rapid technological change and are highly competitive with respect to timely innovations. Accordingly, we believe that our ability to succeed in the sale of our products and services will depend significantly upon the technological quality of our products and services relative to those of our competitors, and our ability to continue to develop and introduce new and enhanced products and services at competitive prices and in a timely and cost-effective manner.  In order to develop such new products and services, we will depend upon close relationships with Airtronic’s existing customers and our ability to continue to develop and introduce new and enhanced products and services at competitive prices and in a timely and cost-effective manner. There can be no assurance that our future customers will provide us with timely access to such information or that we will be able to develop and market our new products and services successfully or respond effectively to technological changes or new product and service offerings of our potential competitors in the arms business. We may not be able to develop the required technologies, products and services on a cost-effective and timely basis, and any inability to do so could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to protect intellectual property that we expect to acquire, which could adversely affect our business.
The companies that we expect to acquire rely on patent, trademark, trade secret and copyright protection to protect their technology. We believe that technological leadership will be achieved through additional factors such as the technological and creative skills of our personnel, new product developments, frequent product enhancements, name recognition and reliable product maintenance. Nevertheless, our ability to compete effectively depends in part on our ability to develop and maintain proprietary aspects of our technology, such as patents. We may not secure future patents and patents become invalid and may not provide meaningful protection for our product innovations. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Furthermore, there can be no assurance that competitors will not independently develop similar products, "reverse engineer" our products, or, if patents are issued to us, design around such patents.  We also rely upon a combination of copyright, trademark, trade secret and other intellectual property laws to protect our proprietary rights by entering into confidentiality agreements with our employees, consultants and vendors, and by controlling access to and distribution of our technology, documentation and other proprietary information. There can be no assurance, however, that the steps taken by us will not be challenged, invalidated or circumvented, or that the rights granted there under will provide a competitive advantage to us. Any such circumstance could have a material adverse effect on our business, financial condition and results of operations.  While we are not currently engaged in any intellectual property litigation or proceedings, there can be no assurance that we will not become so involved in the future or that our products do not infringe any intellectual property or other proprietary right of any third party. Such litigation could result in substantial costs, the diversion of resources and personnel, and subject us to significant liabilities to third parties, any of which could have a material adverse effect on our business.

We may not be able to protect our trade names and domain names.
We may not be able to protect our trade names and domain names against all infringers, which could decrease the value of our brand name and proprietary rights. We currently hold the Internet domain name "www.gdso.co" and we use GDSI as a trade name. Domain names generally are regulated by Internet regulatory bodies and are subject to change and may be superseded, in some cases, by laws, rules and regulations governing the registration of trade names and trademarks with the United States Patent and Trademark Office and certain other common law rights. If the domain registrars are changed, new ones are created or we are deemed to be infringing upon another's trade name or trademark. In such event, we could be unable to prevent third parties from acquiring or using, as the case may be, our domain name, trade names or trademarks, which could adversely affect our brand name and other proprietary rights.

The effects of the sequester may adversely impact our business, operating results or financial condition.
The sequester and its associated cutbacks in the military and support services has resulted in furloughs, further delaying processing and approval of foreign military orders that are approved by the department of defense. This, coupled with continuing changes in economic conditions, including declining consumer confidence, concerns about inflation or deflation, the threat of a continuing recession, increases in the rates of default and bankruptcy and extreme volatility in the credit and equity markets, may lead our customers to cease doing business with us or to reduce or delay that business or their payments to us, and our results of operations and financial condition could be adversely affected by these actions.  These challenging economic conditions also may result in:

●	increased competition for less spending;
●	pricing pressure that may adversely affect revenue;
●	difficulty forecasting, budgeting and planning due to limited visibility into the spending plans of current or prospective customers; or
●	customer financial difficulty and increased risk of doubtful accounts receivable.

We are unable to predict the duration and severity of the sequester and its adverse economic impact on conditions in the U.S. and other countries.

We expect a number of factors to cause our operating results to fluctuate on a quarterly and annual basis, which may make it difficult to predict our future performance.
Our revenues and operating results could vary significantly from quarter to quarter and year to year because of a variety of factors, many of which are outside of our control.  As a result, comparing our operating results on a period-to-period basis may not be meaningful.  In addition to other risk factors discussed in this section, factors that may contribute to the variability of our quarterly and annual results include:

●	our ability to accurately forecast revenues and appropriately plan our expenses;
●	the impact of worldwide economic conditions, including the resulting effect on consumer spending;
●	our ability to maintain an adequate rate of growth;
●	our ability to effectively manage our growth;
●	our ability to attract new customers;
●	our ability to successfully enter new markets and manage our international expansion;
●	the effects of increased competition in our business;
●	our ability to keep pace with changes in technology and our competitors;
●	our ability to successfully manage any future acquisitions of businesses, solutions or technologies;
●	the success of our marketing efforts;
●	changes in consumer behavior and any related impact on the advertising industry;
●	interruptions in service and any related impact on our reputation;
●	the attraction and retention of qualified employees and key personnel;
●	our ability to protect our intellectual property;
●	costs associated with defending intellectual property infringement and other claims;
●	the effects of natural or man-made catastrophic events;
●	the effectiveness of our internal controls; and
●	changes in government regulation affecting our business.

As a result of these and other factors, the results of any prior quarterly or annual periods should not be relied upon as indications of our future operating performance, and any unfavorable changes in these or other factors could have a material adverse effect on our business, financial condition and results of operation.

Growth may place significant demands on our management and our infrastructure.
We have forecasted substantial growth in our business. This growth will place significant demands on our management and our operational and financial infrastructure.  As our operations grow in size, scope and complexity, we will need to improve and upgrade our systems and infrastructure to meet customer demand. The expansion of our systems and infrastructure will require us to commit substantial financial, operational and technical resources in advance of an increase in the volume of business, with no assurance that the volume of business will increase.  Continued growth could also strain our ability to maintain reliable service levels for our customers and meet their expected delivery schedules, develop and improve our operational, financial and management controls, enhance our reporting systems and procedures and recruit, train and retain highly skilled personnel.

Managing our growth will require significant expenditures and allocation of valuable management resources. If we fail to achieve the necessary level of efficiency in our organization as it grows, our business, operating results and financial condition would be harmed.

Future acquisitions could disrupt our business and harm our financial condition and operating results.
Our success will depend, in part, on our ability to expand our offerings and markets and grow our business in response to changing technologies, customer demands and competitive pressures.  In some circumstances, we may determine to do so through the acquisition of complementary businesses, solutions or technologies rather than through internal development.  The identification of suitable acquisition candidates can be difficult, time-consuming and costly, and we may not be able to successfully complete identified acquisitions.  Furthermore, even if we successfully complete an acquisition, we may not be able to successfully assimilate and integrate the business, technologies, solutions, personnel or operations of the company that we acquired, particularly if key personnel of an acquired company decide not to work for us.  In addition, we may issue equity securities to complete an acquisition, which would dilute our stockholders' ownership and could adversely affect the price of our common stock.  Acquisitions may also involve the entry into geographic or business markets in which we have little or no prior experience.  Consequently, we may not achieve the anticipated benefits of acquisitions which could harm our operating results.

Confidentiality agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.
In order to protect our proprietary technology and processes, we will rely in part on confidentiality agreements with our employees, customers, potential customers, independent contractors and other advisors.  These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information.  In addition, others may independently discover trade secrets and proprietary information, and in such cases we could not assert any trade secret rights against such parties.  Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights, and failure to obtain or maintain trade secret protection could adversely affect our competitive business position.

We will incur increased costs as a result of being a public reporting company and our management expects to devote substantial time to public reporting company compliance programs.
As a public reporting company, we will incur significant legal, insurance, accounting and other expenses that we did not incur as a non-reporting public company. In addition, our administrative staff will be required to perform additional tasks. For example, in anticipation of becoming a reporting public company, we will need to adopt additional internal controls and disclosure controls and procedures, adopt an insider trading policy and bear all of the internal and external costs of preparing and distributing periodic public reports in compliance with our obligations under the securities laws. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment will result in increased general and administrative expenses and may divert management's time and attention from product development activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed. We also recently procured directors' and officers' insurance coverage, which will increase our insurance cost. In the future, it will be more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

In addition, in order to comply with the requirements of being a public reporting company, we may need to undertake various actions, including implementing new internal controls and procedures and hiring new accounting or internal audit staff. The Sarbanes-Oxley Act requires that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file with the Securities and Exchange Commission, or the Commission, is recorded, processed, summarized and reported within the time periods specified in the Commission's rules and forms, and that information required to be disclosed in reports under the Securities Exchange Act of 1934 as amended, or the Exchange Act, is accumulated and communicated to our principal executive and financial officers. Any failure to develop or maintain effective controls could adversely affect the results of periodic management evaluations. In the event that we are not able to demonstrate compliance with the Sarbanes-Oxley Act, that our internal control over financial reporting is perceived as inadequate, or that we are unable to produce timely or accurate financial statements, investors may lose confidence in our operating results and the price of our ordinary shares could decline. In addition, if we are unable to continue to meet these requirements, we may not be able to apply for a listing on NASDAQ or the AMEX.

We are not currently required to comply with the Commission's rules that implement Section 404 of the Sarbanes-Oxley Act, and are therefore not yet required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. Upon becoming a reporting public company, we will be required to comply with certain of these rules, which will require management to certify financial and other information in our quarterly and annual reports and provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second annual report. This assessment will need to include the disclosure of any material weaknesses in our internal control over financial reporting identified by our management or our independent registered public accounting firm. We are just beginning the costly and challenging process of implementing the system and processing documentation needed to comply with such requirements.

We may not be able to complete our evaluation, testing and any required remediation in a timely fashion.

Our independent registered public accounting firm will not be required to formally attest to effectiveness of our internal control over financial reporting until the later of our second annual report or the first annual report required to be filed with the Commission following the date we are no longer an "emerging growth company" as defined in the JOBS Act. We cannot assure you that there will not be material weaknesses or significant deficiencies in our internal controls in the future.

Risks Related to our Common and Preferred Stock

We are eligible to be treated as an "emerging growth company" as defined in the Jumpstart Our Business Startups Act of 2012, and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.
We are an "emerging growth company", as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, which we refer to as the Sarbanes-Oxley Act, (2) reduced disclosure obligations regarding executive compensation in this registration statement and our periodic reports and proxy statements and (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, as an emerging growth company, we are only required to provide two years of audited financial statements and two years of selected financial data in this registration statement. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700.0 million as of any June 30 before that time (i.e. we become a large accelerated filer) or if we have total annual gross revenue of $1.0 billion or more during any fiscal year before that time, in which cases we would no longer be an emerging growth company as of the following December 31 or, if we issue more than $1.0 billion in non-convertible debt during any three-year period before that time, we would cease to be an emerging growth company immediately. Even after we no longer qualify as an emerging growth company, we may still qualify as a "smaller reporting company" which would allow us to take advantage of many of the same exemptions from disclosure requirements, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for other public companies that are not emerging growth companies.

We may be unable to register for resale all of the shares of common stock sold in private placements, in which case purchasers in the private placements will need to rely on an exemption from the registration requirements in order to sell such shares.
In connection with our various private placements we are obligated to include all such common stock sold in our next “resale” registration statement with the SEC. Nevertheless, it is possible that the SEC may not permit us to register all of such shares of common stock for resale. In certain circumstances, the SEC may take the view that the private placements require us to register the resale of the securities as a primary offering. Investors should be aware of the existence of risks that interpretive positions taken with respect to Rule 415, or similar rules or regulations including those that may be adopted subsequent to the date of this registration statement on Form 10, that could impede the manner in which the common stock may be registered or our ability to register the common stock for resale at all or the trading in our securities. If we are unable to register some or all of the common stock, or if shares previously registered are not deemed to be freely tradable, such shares would only be able to be sold pursuant to an exemption from registration under the Securities Act, such as Rule 144, that currently permits the resale of securities by holders who are not affiliated with the issuer following twelve months from the filing of this Form 10.

Our stock price may be volatile.
The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

●	changes in our industry;
●	competitive pricing pressures;
●	our ability to obtain working capital financing;
●	additions or departures of key personnel;
●	limited "public float”, in the hands of a small number of persons whose sales or lack of sales could result in positive or negative pricing pressure on the market price for our common stock;
●	sales of our common stock (particularly following effectiveness of the resale registration statement filed in connection with the private placements);
●	our ability to execute our business plan;
●	operating results that fall below expectations;
●	loss of any strategic relationship;
●	regulatory developments;
●	economic and other external factors;
●	period-to-period fluctuations in our financial results; and
●	inability to develop or acquire new or needed technology.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies.  These market fluctuations may also materially and adversely affect the market price of our common stock.

We have not paid dividends in the past and do not expect to pay dividends in the future.  Any return on investment may be limited to the value of our common stock.
We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future.  The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant.  If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

There is currently a limited liquid trading market for our common stock and we cannot ensure that one will ever develop or be sustained.
To date there has been a nominal liquid trading market for our common stock.  We cannot predict how liquid the market for our common stock might become.  Our common stock is quoted for trading on the OTCQB Marketplace (“Pink OTC”) or pink sheets.  As soon as is practicable, we anticipate applying for listing of our common stock on either the American Stock Exchange, The Nasdaq Capital Market or other national securities exchange, assuming that we can satisfy the initial listing standards for such exchange.  We currently do not satisfy the initial listing standards, and cannot ensure that we will be able to satisfy such listing standards or that our common stock will be accepted for listing on any such exchange.  Should we fail to satisfy the initial listing standards of such exchanges, or our common stock is otherwise rejected for listing and remains listed on the Pink OTC or suspended from the Pink OTC, the trading price of our common stock could suffer and the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility.

Furthermore, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult (1) to obtain accurate quotations, (2) to obtain coverage for significant news events because major wire services generally do not publish press releases about such companies, and (3) to obtain needed capital.

Our common stock may be deemed a "penny stock," which would make it more difficult for our investors to sell their shares.
Our common stock may be subject to the "penny stock" rules adopted under Section 15(g) of the Exchange Act.  The penny stock rules generally apply to companies whose common stock is not listed on The Nasdaq Stock Market or other national securities exchange and trades at less than $4.00 per share, other than companies that have had average revenue of at least $6,000,000 for the last three years or that have tangible net worth of at least $5,000,000 ($2,000,000 if the company has been operating for three or more years).  These rules require, among other things, that brokers who trade penny stock to persons other than "established customers" complete certain documentation, make suitability inquiries of investors and provide investors with certain information concerning trading in the security, including a risk disclosure document and quote information under certain circumstances.  Many brokers have decided not to trade penny stocks because of the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited.  If we remain subject to the penny stock rules for any significant period, it could have an adverse effect on the market, if any, for our securities.  If our securities are subject to the penny stock rules, investors will find it more difficult to dispose of our securities.

Offers or availability for sale of a substantial number of shares of our common stock may cause the price of our common stock to decline.
If our stockholders sell substantial amounts of our common stock in the public market, including shares issued in our private placements upon the effectiveness of the registration statement we expect to file, or upon the expiration of any statutory holding period, under Rule 144, or issued upon the exercise of outstanding options or warrants, it could create a circumstance commonly referred to as an "overhang" and in anticipation of which the market price of our common stock could fall.  The existence of an overhang, whether or not sales have occurred or are occurring, also could make more difficult our ability to raise additional financing through the sale of equity or equity-related securities in the future at a time and price that we deem reasonable or appropriate. The shares of common stock sold in our private placements will be freely tradable upon the earlier of: (i) effectiveness of a registration statement covering such shares, or (ii) the date on which such shares may be sold without registration pursuant to Rule 144 (or other applicable exemption) under the Securities Act.

Investor Relations Activities, Nominal “Float” and Supply and Demand Factors May Affect the Price of our Stock.
We expect to utilize various techniques such as non-deal road shows and investor relations campaigns in order to create investor awareness for the Company.  These campaigns may include personal, video and telephone conferences with investors and prospective investors in which our business practices are described.  We have and we will continue to provide compensation to investor relations firms and pay for newsletters, websites, mailings and email campaigns that are produced by third-parties based upon publicly-available information concerning the Company.  We will not be responsible for the content of analyst reports and other writings and communications by investor relations firms not authored by the Company or from publicly available information.  We do not intend to review or approve the content of such analysts’ reports or other materials based upon analysts’ own research or methods.  Investor relations firms should generally disclose when they are compensated for their efforts, but whether such disclosure is made or complete is not under our control.  We have issued in the past 2,595,000 shares of restricted common stock, and such amounts may be increased in the future.  In addition, investors in the Company may be willing, from time to time, to encourage investor awareness through similar activities.  Investor awareness activities may also be suspended or discontinued which may impact the trading market our common stock.

The SEC and FINRA enforce various statutes and regulations intended to prevent manipulative or deceptive devices in connection with the purchase or sale of any security and carefully scrutinize trading patterns and company news and other communications for false or misleading information, particularly in cases where the hallmarks of “pump and dump” activities may exist, such as rapid share price increases or decreases.  The Company and its shareholders may be subjected to enhanced regulatory scrutiny due to the relatively small number of holders who own the registered shares of the Company’s common stock publicly available for resale, and the limited trading markets in which such shares may be offered or sold which have often been associated with improper activities concerning penny-stocks, such as the OTC Bulletin Board or the OTCQB Marketplace (Pink OTC) or pink sheets.  Until such time as the common stock sold in the private placements are registered and until such time as the restricted shares of the Company are registered or available for resale under Rule 144, there will continue to be a small percentage of shares held by a relatively small number of investors, many of whom acquired such shares in privately negotiated purchase and sale transactions, that will constitute the entire available trading market.  The Supreme Court has stated that manipulative action is a term of art connoting intentional or willful conduct designed to deceive or defraud investors by controlling or artificially affecting the price of securities.  Often times, manipulation is associated by regulators with forces that upset the supply and demand factors that would normally determine trading prices. The supply of Company common stock for sale has been and may continue to be limited for an indeterminate amount of time, which could result in higher bids, asks or sales prices than would otherwise exist.  Securities regulators have often cited thinly-traded markets, small numbers of holders, and awareness campaigns as components of their claims of price manipulation and other violations of law when combined with manipulative trading, such as wash sales, matched orders or other manipulative trading timed to coincide with false or touting press releases.  There can be no assurance that the Company’s or third-parties’ activities, or the small number of potential sellers or small percentage of stock in the “float,” or determinations by purchasers or holders as to when or under what circumstances or at what prices they may be willing to buy or sell stock will not artificially impact (or would be claimed by regulators to have affected) the normal supply and demand factors that determine the price of the stock.

We may apply the proceeds of private placements to uses that ultimately do not improve our operating results or increase the value of your investment.
We have used and intend to use the net proceeds from private placements for general working capital purposes. Our management has and will have broad discretion in how we use these proceeds. These proceeds could be applied in ways that do not ultimately improve our operating results or otherwise increase the value of the investment in shares of our common stock sold in the private placements.

Because our current directors and executive officers are among our largest stockholders, they can exert significant control over our business and affairs and have actual or potential interests that may depart from those of subscribers in our private placements.
Our current directors and executive officers own or control 42.4% of our issued and outstanding shares of common stock, a significant percentage of our common stock.  Additionally, the holdings of our directors and executive officers may increase in the future upon vesting or other maturation of exercise rights under any of the restricted stock grants, options or warrants they may hold or in the future be granted or if they otherwise acquire additional shares of our common stock.  The interests of such persons may differ from the interests of our other stockholders, including purchasers of our common stock in our private placements.  As a result, in addition to their board seats and offices, such persons will have significant influence over and control all corporate actions requiring stockholder approval, irrespective of how the Company's other stockholders, including purchasers in the private placements, may vote, including the following actions:

●	to elect or defeat the election of our directors;
●	to amend or prevent amendment of our Certificate of Incorporation or By-laws;
●	to effect or prevent a Transaction, sale of assets or other corporate transaction; and
●	to control the outcome of any other matter submitted to our stockholders for vote.

Such persons' stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could reduce our stock price or prevent our stockholders from realizing a premium over our stock price.

Exercise of options or warrants may have a dilutive effect on our common stock.
If the price per share of our common stock at the time of exercise of any options, or any other convertible securities is in excess of the various exercise or conversion prices of such convertible securities, exercise or conversion of such convertible securities would have a dilutive effect on our common stock. As of June 30, 2013 we had outstanding warrants to acquire 4,500,000 shares of our common stock at exercise prices ranging from $.10 to $.50. In connection with the acquisition of Airtronic, we have agreed to grant approximately 4.9 million options to acquire shares of our common stock at $.04 per share, the fair market value of our common stock in August 2012 when the letter of intent to acquire Airtronic was signed. Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to those of our common stock and which result in additional dilution of the existing ownership interests of our common stockholders.

Our certificate of incorporation allows for our board to create new series of preferred stock without further approval by our stockholders, which could adversely affect the rights of the holders of our common stock.
Our board of directors has the authority to fix and determine the relative rights and preferences of preferred stock. Our board of directors also has the authority to issue preferred stock without further stockholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders the preferred right to our assets upon liquidation, the right to receive dividend payments before dividends are distributed to the holders of common stock and the right to the redemption of the shares, together with a premium, prior to the redemption of our common stock. In addition, our board of directors could authorize the issuance of a series of preferred stock that has greater voting power than our common stock or that is convertible into our common stock, which could decrease the relative voting power of our common stock or result in dilution to our existing stockholders.

Item 2.	Financial Information.

Forward Looking Statements
This registration statement on Form 10 and other written and oral statements made from time to time by us may contain so-called “forward-looking statements,” all of which are subject to risks and uncertainties. Forward-looking statements can be identified by the use of words such as “expects,” “plans,” “will,” “forecasts,” “projects,” “intends,” “estimates,” and other words of similar meaning. One can identify them by the fact that they do not relate strictly to historical or current facts. These statements are likely to address our growth strategy, financial results and product and development programs. One must carefully consider any such statement and should understand that many factors could cause actual results to differ from our forward looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward looking statement can be guaranteed and actual future results may vary materially. We do not assume any obligation to update any forward-looking statements, other than as required by law. As a result, investors should not place undue reliance on these forward-looking statements.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

This discussion should be read in conjunction with the other sections of this registration statement on Form 10, including “Risk Factors,” “Description of Our Business” and the accompanying consolidated financial statements and related notes in Item 13 – "Financial Statements and Supplementary Data". As discussed in Note 1 to our annual consolidated financial statements, our ability to continue as a going concern is dependent upon our ability to meet our financing requirements, and the future success of our operations.  Our plans concerning these matters are also discussed in Note 1 to the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this Report as well as other matters over which we have no control. See “Forward-Looking Statements.” Our actual results may differ materially.

Overview

Results of Operations

The following table sets forth our results of operations for the years ended December 31, 2012 and 2011 and for the three and six-month periods ended June 30, 2013 and 2012.

	For the Three Months Ended		For the Six Months Ended		For the Year Ended
	June 30,		June 30,		December 31,
	2013	2012	2013	2012	2012	2011
Revenue	$-	$-	$-	$-	$-	$1,415
Cost of revenue	-	-	-	300	300	500
Gross profit (loss)	-	-	-	(300)	(300)	915
Operating expenses
Selling, general and administrative expenses	1,368,497	109,280	2,047,696	144,260	301,284	95,720
Other (income)/expense
Interest income	(10,416)	-	(12,321)	-	-	-
Other income	-	-	-	-	(600)	-
Interest expense	662,302	-	708,198	-	10,000	-
Total costs and expenses	2,020,383	109,280	2,743,573	144,260	310,684	95,720
Loss from continuing operations before provision for income taxes	(2,020,383)	(109,280)	(2,743,573)	(144,560)	(310,984)	(94,805)
Provision for income taxes	-	-	-	-	-	-
Loss from continuing operations	(2,020,383)	(109,280)	(2,743,573)	(144,560)	(310,984)	(94,805)
Loss from discontinued operations	(25,477)	(61,458)	(271,221)	(229,674)	(208,922)	-
Net loss	(2,045,860)	(170,738)	(3,014,794)	(374,234)	(519,906)	(94,805)
Loss attributable to the noncontrolling interest	-	(30,114)	-	(38,983)	(28,815)	-
Net loss attributable to Global Digital Solutions, Inc.	$(2,045,860)	$(140,624)	$(3,014,794)	$(335,251)	$(491,091)	$(94,805)
Loss per common share attributable to Global Digital Solutions, Inc. common stockholders - basic and diluted:

Loss from continuing operations	$(0.03)	$(0.00)	$(0.05)	$(0.00)	$(0.01)	$(0.00)
Loss from discontinued operations	-	-	-	(0.01)	-	-
Loss attributable to the noncontrolling interest	-	-	-	-	-	-
Net loss	$(0.03)	$(0.00)	$(0.05)	$(0.01)	$(0.01)	$(0.00)
Shares used in computing net loss per share: Basic and diluted
	63,943,788	43,095,893	58,598,393	40,421,599	45,302,055	30,331,670

We incurred a net loss of $519,906 for the year ended December 31, 2012 and a net loss for the six-month period ended June 30, 2013 of $3,014,794.  At June 30, 2013 we had cash and cash equivalents of $609,431 and a working capital deficit was $174,238, which is insufficient to sustain our operations or complete the acquisition of Airtronic unless we raise further cash.

We had focused our efforts on developing our business in the communications sector. We are now focusing our efforts on developing our business in the areas of small arms manufacturing, knowledge-based and culturally attuned social consulting and security-related solutions in unsettled areas. We have entered into an agreement to acquire 70% of Airtronic once it has successfully emerged from bankruptcy.  There can be no assurances that Airtronic’s Amended Plan of Reorganization, filed on August 21, 2013, and confirmed by the bankruptcy court on October 2, 2013, will be consummated, or that we will close the Airtronic acquisition.

We will need to raise additional capital to continue to develop and improve Airtronic’s product line, and to establish adequate marketing, sales, and customer support operations. There can be no assurance that additional public or private financing, including debt or equity financing, will be available as needed, or, if available, on terms favorable to us. Any additional equity financing may be dilutive to our stockholders and such additional equity securities may have rights, preferences or privileges that are senior to those of our existing common or preferred stock. Furthermore, debt financing, if available, will require payment of interest and may involve restrictive covenants that could impose limitations on our operating flexibility. Our failure to successfully obtain additional future funding may jeopardize our ability to acquire Airtronic and continue our business and operations.

We are actively discussing investment opportunities with a number of private investors and investment bankers.  Based on the business we anticipate that Airtronic will generate when it emerges from bankruptcy for the sale of its existing products, coupled with the bright future for its MK 777, a lightweight 40mm Grenade Launcher, which, once development is completed by mid 2014, is expected to generate substantial future revenue, we believe that our prospects are good to raise the capital we will require to sustain operations through the end of 2014.  There can however be no assurance that we will be successful, and if we are not, we may not be able to complete the acquisition of Airtronic, or we may complete the acquisition but not have sufficient working capital to timely complete the development of the MK 777, a lightweight 40mm Grenade Launcher, which would delay our growth plans until such financing became available.

Year ended December 31, 2012 and 2011

We had no revenue from continuing operations in 2012, compared to $1,415 in 2011. Cost of revenue from continuing operations was $300 in 2012 compared to $500 in 2011.  Selling, general and administrative expenses (“S,G & A”) were $301,284 in 2012 compared to $95,720 in 2011, a $205,564 increase, or 214.8%.  S,G & A was comprised of:

	2012	2011	Increase/ (decrease)	% Change
Compensation and benefits	$200,000	$51,900	$148,100	285.4%
Investor relations and marketing expense	81,125	21,622	59,503	275.2%
Professional and filing fees	11,075	19,587	(8,512)	-43.5%
Communications	1,226	-	1,226	100.0%
Office supply and support	3,205	2,611	594	22.7%
Travel and entertainment	4,653	-	4,653	100.0%
	$301,284	$95,720	$205,564	214.8%

Compensation and benefits increased by $148,100, or 285.4%.  In 2011 our chief executive officer received $51,900 in salary, compared to $200,000 in 2012.

Investor relations and marketing expense increased by $59,503 or 275.2% and was primarily for services rendered paid in shares of our common stock.

Professional and filing fees declined $8,512 or 43.5% and were for OTC filings and legal fees.

Other income was $600 in 2102.  We had no other income in 2011.

Interest expense was $10,000 on 2012 compared to $0 in 2011.  Interest expense related to notes payable.

There is no income tax benefit for the losses for the years ended December 31, 2012 and 2011, since we determined that the realization of the net deferred tax asset is not more likely than not to be realized and we created a valuation allowance for the entire amount of such benefit.

Loss from discontinued operations in 2012 was comprised as follows, and related to the operations of Bronco:

2012
Net sales	$144,337
Cost of goods sold	114,071
Gross profit	30,266
Selling, general and administrative expenses	236,564
Interest expense	7,000
Other income	(4,376)
Loss before provision for income taxes	(208,922)
Provision for income taxes	-
Loss from discontinued operations	$(208,922)

Three-month periods ended June 30 2013 and 2012

We had no revenue, or cost of revenue, from continuing operations in the three-month periods ended June 30, 2013 and 2012. S,G & A were $1,368,497 and $109,280 in three-month periods ended June 30, 2013 and 2012, respectively.  S,G &A was comprised of:

	Three-Months Ended June 30,		Increase/
	2013	2012	(decrease)	% Change
Compensation and benefits	$996,134	$56,080	$940,054	1,676.3%
Professional and filing fees	156,876	2,399	154,477	6,439.2%
Loan and private placement fees	121,610	-	121,610	100.0%
Investor relations and marketing	84,933	49,790	35,143	70.6%
Communications	1,283	-	1,283	100.0%
Office supply and support	1,669	475	1,194	251.4%
Travel and entertainment	5,256	536	4,720	880.6%
Facility costs	736	-	736	100.0%
	$1,368,497	$109,280	$1,259,217	1,152.3%

Compensation and benefits increased by $940,054, or 1,676.3%.  In the three-month period ended June 30, 2012 compensation and benefits comprised $56,080 of salary for our CEO.  In the three-month period ended June 30, 2013 compensation and benefits comprised $996,134 of stock-based compensation to our CEO, consultants and advisors.

Professional and filing fees increased by $154,477, or 6,439.2%.  In the three-month period ended June 30, 2012 they consisted primarily of legal fees and OTC filing fees. In the three-month period ended June 30, 2013 they consisted of:

●	Accounting and auditing fees of $16,000
●	Consulting fees of $73,173
●	Legal fees of $67,173; and
●	Transfer agent fees of $530

Loan and private placement fees were $121,610 in the three-month period ended June 30, 2013 and were paid to third parties in connection with our various private placements.  We had no such expense in the corresponding period in 2012.

Investor relations and marketing expense increased by $35,143, or 70.6%, and in both the three-month period ended June 30, 2013 and the three-month period ended June 30, 2012 were primarily for services rendered paid in shares of our common stock.

Interest income was $10,416 in the three-month period ended June 30, 2013 and is the interest accrued on the bridge loan we made to Airtronic. We had no such expense in the corresponding period in 2012.

Interest expense was $662,302 in the three-month period ended June 30, 2013 and is comprised as follows:

●	Interest on notes payable and convertible notes payable of $15,816; and
●	The beneficial conversion feature of convertible notes payable of $646,486

We had no such expense in the corresponding period in 2012.

There is no income tax benefit for the losses for the three-month periods ended June 30, 2013 and 2012, since we determined that the realization of the net deferred tax asset is not more likely than not to be realized and we created a valuation allowance for the entire amount of such benefit.

Loss from discontinued operations in the three-month periods ended June 30, 2013 and 2012 was comprised as follows:

	2013	2012
Net sales	$-	$50,319
Cost of goods sold	-	45,019
Gross profit	-	5,301
Selling, general and administrative expenses	25,477	59,759
Interest expense	-	7,000
Loss before provision for income taxes	(25,477)	(61,458)
Provision for income taxes	-	-
Loss from discontinued operations	$(25,477)	$(61,458)

Our results of operations for the three-month periods ended June 30, 2013 and 2012 did not contain any unusual gains or losses from transactions not in our ordinary course of business.

Six-month periods ended June 30, 2013 and 2012

We had no revenue, or cost of revenue, from continuing operations in the six-month periods ended June 30, 2013 and 2012. S,G & A were $2,047,696 and $144,260 in six-month periods ended June 30, 2013 and 2012, respectively.  S,G &A was comprised of:

	Six-Months Ended June 30,		Increase/
	2013	2012	(decrease)	% Change
Compensation and benefits	$1,421,958	$107,480	$1,314,478	1,223.0%
Professional and filing fees	252,323	4,639	247,684	5,339.2%
Loan fees	196,610	-	196,610	0.0%
Investor relations and marketing	154,057	29,615	124,442	420.2%
Office supply and support	8,507	1,262	7,245	574.1%
Facility costs	6,587	-	6,587	0.0%
Travel and entertainment	6,217	1,264	4,953	391.9%
Communications	1,437	-	1,437	0.0%
	$2,047,696	$144,260	$1,903,436	1,319.4%

Compensation and benefits increased by $1,314,478, or 1,223.0%.  In the six-month period ended June 30, 2012 compensation and benefits comprised $107,480 of salary for our CEO.  In the six-month period ended June 30, 2013 compensation and benefits comprised $1,371,958 of stock-based compensation to our CEO, consultants and advisors, and salary of $50,000 for our CEO.

Professional and filing fees increased by $247,684, or 5,339.2%.  In the six-month period ended June 30, 2012 professional and filing fees comprised legal fees and OTC filing fees.  In the six-month period ended June 30, 2013 professional and filing fees consisted of:

●	Accounting and auditing fees of $30,500
●	Consulting fees of $117,173
●	Legal fees of $104,120; and
●	Transfer agent fees of $530

Loan and private placement fees were $196,610 in the six-month period ended June 30, 2013 and were paid to third parties in connection with our loan and various private placements as follows:

●	Loan fees of $125,000; and
●	Private placement fees of $96,610.

We had no such expense in the corresponding period in 2012.

Investor relations and marketing expense increased by $124,442, or 420.22%, and were primarily for services rendered paid in shares of our common stock. We had no such expense in the corresponding period in 2012.

Interest income was $12,321 in the six-month period ended June 30, 2013 and is the interest accrued on the bridge loan we made to Airtronic. We had no such expense in the corresponding period in 2012.

Interest expense was $708,198 in the six-month period ended June 30, 2013 and is comprised as follows:

●	Interest on notes payable and convertible notes payable of $31,712; and
●	The beneficial conversion feature of convertible notes payable of $676,486

We had no such expense in the corresponding period in 2012.

There is no income tax benefit for the losses for the six-month periods ended June 30, 2013 and 2012, since we determined that the realization of the net deferred tax asset is not more likely than not to be realized and we created a valuation allowance for the entire amount of such benefit.

Loss from discontinued operations in the six-month periods ended June 30, 2013 and 2012 was comprised as follows:

	2013	2012
Net sales	$-	$149,917
Cost of goods sold	-	104,725
Gross profit	-	45,191
Selling, general and administrative expenses	25,477	267,865
Loss on sale of assets of discontinued operations	245,744	-
Interest expense	-	7,000
Loss before provision for income taxes	(271,221)	(229,674)
Provision for income taxes	-	-
Loss from discontinued operations	$(271,221)	$(229,674)

Our results of operations for the six-month periods ended June 30, 2013 and 2012 did not contain any unusual gains or losses from transactions not in our ordinary course of business.

Liquidity and Capital Resources

December 31, 2012

As of December 31, 2012, we had cash and cash equivalents totaling $385,141 and a working capital deficit of $428,267. For the year ended December 31, 2012 we incurred a net loss of $519,906, and at December 31, 2012, we had an accumulated deficit of $7,561,122 and a total stockholders’ deficit of $67,108. We expect to incur losses in fiscal 2013. There is no guarantee that we will ultimately be able to generate sufficient revenue or reduce our costs in the anticipated time frame to achieve and maintain profitability and have sustainable cash flows.

June 30, 2013

As of June 30, 2013, we had cash and cash equivalents totaling $609,431 and a working capital deficit of $174,238. For the six-month period ended June 30, 2013, we incurred a net loss of $3,014,794, and at June 30,2013, we had an accumulated deficit of $10,575,916 and a total stockholders’ deficit of $174,238. We expect to incur losses for the remainder of fiscal 2013. There is no guarantee that we will ultimately be able to generate sufficient revenue or reduce our costs in the anticipated time frame to achieve and maintain profitability and have sustainable cash flows.

Other than the Bridge Loan to, and acquisition of, Airtronic, we do not have any material commitments for capital expenditures during the next twelve months.  Any required expenditure will be completed through internally generated funding or from proceeds from the sale of common or preferred stock, or borrowings.

Cash Flows

December 31, 2012 and 2011

Cash used in operating activities

Net cash used in operating activities totaled $215,627 for the year ended December 31, 2012 compared to $18,736 for the year ended December 31, 2011. In the year ended December 31, 2012, cash was used to fund a net loss of $519,906, reduced by non-cash common stock based payments for rent and services of $66,500, amortization of warrant expense of $10,000, changes in operating assets and liabilities of $114,485 and cash provided by discontinued operations of $113,294.

In the year ended December 31, 2011, cash was used to fund a net loss of $94,805, reduced changes in operating assets and liabilities totaling $76,069.

Cash used in investing activities

We had no investing activities in either of the years ended December 31, 2012 or 2011.

Cash from financing activities

Net cash provided by financing activities totaled $600,100 for the year ended December 31, 2012 compared to $17,500 for the year ended December 31, 2011. In the year ended December 31, 2012, we received proceeds from short-term debt of $572,600 and proceeds from the sale of common stock of $150,000, reduced by repayments of short-term debt of $122,500.  In the year ended December 31, 2011, we received proceeds of $17,500 from short-term debt.

June 30, 2013 and 2012

Cash used in operating activities

Net cash used in operating activities totaled $343,249 for the six-month period ended June 30, 2013 compared to $124,222 for the six-month period ended June 30, 2012. In the six-month period ended June 30, 2013, cash was used to fund a net loss of $3,014,794, reduced by non-cash stock-based compensation of $1,371,958, common stock based payments for services of $375,533, amortization of debt discount of $676,487, changes in operating assets and liabilities of $1,822 and cash provided by discontinued operations of $245,745.

In the six-month period ended June 30, 2012, cash was used to fund a net loss of $335,251, reduced by non-cash common stock based payments for services of $15,000, changes in operating assets and liabilities totaling $72,987 and cash provided by discontinued operations of $123,042.

Cash used in investing activities

Net cash used in investing activities for the six-month period ended June 30, 2013 totaled $695,561 and were for advances to Airtronic under the bridge loan.  We had no investing activities in the six-month period ended June 30, 2012.

Cash from financing activities

Net cash provided by financing activities totaled $1,263,500 for the six-month period ended June 30, 2013 compared to $125,000 for the six-month period ended June 30, 2012. In the six-month period ended June 30, 2013, we received proceeds from the sale of common stock of $926,100 and proceeds from short-term debt of $374,900, reduced by repayments of short-term debt of $37,500.  In the six-month period ended June 30, 2012, we received proceeds of $75,000 from the sale of common stock and proceeds of $85,000 from short-term debt, reduced by repayments of short-term debt of $35,000.

Financial condition

December 31, 2012

As of December 31, 2012, we had a working capital deficit of $428,267, an accumulated deficit of $7,561,122 and a total stockholders’ deficit of $67,108, compared to working capital deficit of $2,020,482, an accumulated deficit of $7,100,022 and a total stockholders’ deficit of $2,202,482 at December 31, 2011.

At December 31, 2012 our registered independent public accounting firm expressed substantial doubt as to our ability to continue as a going concern because we have incurred substantial losses and negative cash flows from operations. We expect to fund operations by continuing to raise capital through the sale of common stock and the proceeds from debt.

June 30, 2013

As of June 30, 2013, we had a working capital deficit of $174,238, an accumulated deficit of $10,575,916 and a total stockholders’ deficit of $174,238.

We do not have a line of credit facility and have relied on short-term borrowings and the sale of common stock to provide cash to finance our operations.  We believe that we will need to raise additional capital in 2013 to sustain our operations.  We plan to seek additional equity and debt financing to provide funding for operations.

Other than the Bridge Loan to, and acquisition of, Airtronic, we do not have any material commitments for capital expenditures during the next twelve months.  Any required expenditure will be completed through internally generated funding or from proceeds from the sale of common or preferred stock, or borrowings.

We have committed to contribute $2 million to Airtronic as a capital contribution in exchange for 70% of Airtronic’s equity at the closing of the acquisition/merger in the form of a note.  However, GDSI expects to make payments on behalf of Airtronic before the merger is completed.  Thus, it is expected that at closing, the amount that will be contributed to Airtronic under the note will be $2 million less the following:

1.
The outstanding balance of principal, accrued interest and other amounts then due and owing under the terms of $700,000 Bridge Loan which, with accrued interest thru September 19, 2013, totaled $724,833.

2.
The total amount of cash and the value of the Company’s shares of common stock that we shall make available for the settlement of any class of claim or claim pursuant to Airtronic’s approved Plan of Reorganization (“Plan”).  We estimate that the maximum amount of cash required to settle these class 5 liabilities is approximately $27,000 as of September 19, 2013.  As of September 19, 2013, class 6 creditors with claims totaling $631,041 (out of a total of $1.5 million of class 6 claims payable under the Plan) have elected to take shares of our common stock in settlement of their class 6 claims; and

3.
All other amounts funded or advanced by the Company to or for the benefit of Airtronic prior to the closing date of the Merger.  These amounts include administrative expenses such as legal fees and trustee fees and are not expected to exceed $200,000.

Thus, as of September 19, 2013, the maximum amount we may possibly be required to contribute to Airtronic under the note, is as follows:

Gross amount of note	$2,000,000
Less:
Amount outstanding under Bridge Loan as of September 19, 2013	(724,833)
Estimated cash settlement for Class 5 creditors	(27,000)
Value of Class 6 creditors claims who, as of September 18, 2013, have elected to take our shares of our common stock in settlement of their claims	(631,041)
Estimated administrative expenses	(200,000)
Net amount to be contributed to Airtronic under the note	$417,126

Assuming no changes to the above information, as of September 19, 2013, our projected contribution to Airtronic under the note will be $417,126.  We expect to fund that contribution, as well the projected ambitious growth plan we have established for Airtronic, and the cash we project we will require for corporate, as set forth in the following table:

	Note	Q4 2013	Q1 2014	Q2 2014	Q3 2014	Q4 2014	Q1 2015	Q2 2015	Q3 2015	Q4 2015	Q1 2016	Q2 2016
Projected sources of cash
Projected equity raises		$990,000	$7,500,000	$-	$-	$-	$-	$-	$-	$-	$-	$-
Projected Airtronic revenue		1,168,330	2,178,550	2,652,650	4,431,945	3,413,327	4,875,140	5,362,653	5,898,919	6,488,811	7,137,692	7,851,461
Total projected cash inflows		2,158,330	9,678,550	2,652,650	4,431,945	3,413,327	4,875,140	5,362,653	5,898,919	6,488,811	7,137,692	7,851,461

Projected uses of cash
Projected cash required to fund Airtronic operations	1	556,248	1,995,901	2,597,910	4,027,869	4,383,359	3,900,112	4,321,811	4,678,038	5,102,117	5,500,457	5,935,276
Projected cash required to fund Airtronic development of MK 777	1	500,000	680,000	500,000	-	-	-	-	-	-	-	-
Projected cash required to fund Airtronic Administrative Expenses	2	200,000	-	-	-	-	-	-	-	-	-	-
Projected cash required to fund payment to Airtronic Class 5 Creditors	3	27,000
Projected capital contribution to Airtronic under the note (see discussion above)	4	417,126
Projected cash required to settle creditors claims from profits		-	-	-	-	-	-	-	-	-	-	600,000
Projected cash to fund corporate overhead		315,784	396,536	866,687	869,190	868,186	885,550	903,261	921,326	939,753	958,548	977,719
Total projected cash outflows		2,016,158	3,072,437	3,964,597	4,897,059	5,251,545	4,785,662	5,225,072	5,599,364	6,041,869	6,459,005	7,512,994
Projected increase/(decrease) in cash for the period		142,172	6,606,113	(1,311,947)	(465,114)	(1,838,218)	89,478	137,581	299,555	446,941	678,687	338,467
Projected cash, beginning of period		100,000	242,172	6,848,286	5,536,339	5,071,225	3,233,007	3,322,485	3,460,066	3,759,621	4,206,563	4,885,249
Projected cash, end of period		$242,172	$6,848,286	$5,536,339	$5,071,225	$3,233,007	$3,322,485	$3,460,066	$3,759,621	$4,206,563	$4,885,249	$5,223,716

Notes:

1. The projected development costs for the MK 777 are in addition to the projected cash to fund Airtronic’s operations.
2. This amount is projected to be paid by the Company on behalf of Airtronic before the acquisition/merger with Airtronic is completed.
3. This amount is projected to be paid by the Company on behalf of Airtronic when the acquisition/merger is completed.
4.  This amount is the projected capital we will contribute to Airtronic under the note as discussed above at he completion of the acquisition/merger.

We recently sold 2.2 million shares of our common stock and raised $990,000 from  private investors. We are in discussion with an investment bank to raise up to seven and a half million dollars over the next six months. We believe that raising that cash will allow us to meet the targets set forth above.

The foregoing cash flow projection has been prepared by the management of the Company and has not been prepared to comply with the guidelines for prospective financial statements published by the American Institute of Certified Public Accountants, or the rules and regulations of the U. S. Securities and Exchange Commission. The Company’s independent accountants have neither examined nor compiled the foregoing cash flow projection and accordingly they do not express an opinion or any other form of assurance with respect to this cash flow projection, assume no responsibility for the cash flow projection and disclaim any association with it.

This cash flow projection assumes and contains statements that are forward-looking. These statements are subject to a number of assumptions, risks, and uncertainties, many of which are beyond the control of the Company or Airtronic, including the consummation of Airtronic’s Plan which was conformed on October 2, 2013, the continuing availability of our ability to fund Airtronic, raising the equity capital we project when needed, achieving the sales we project and the costs we anticipate, maintaining good employee relations, existing and future military and governmental relationships, and weathering regulations and actions of governmental bodies, industry-specific risk factors and other market and competitive conditions that we may face. Forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and the Company and Airtronic undertake no obligation to update any such statements, unless as required by law.

Off-Balance Sheet Arrangements

We have not engaged in any off-balance sheet arrangements, including the use of structured finance, special purpose entities or variable interest entities.

Tabular Disclosure of Contractual Obligations

As a small reporting company, we are not required to provide this information and have elected not to provide it.

Critical Accounting Policies

Management is responsible for the integrity of the financial information presented herein.  Our financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.  Where necessary, they reflect estimates based on management's judgment.  When selecting or evaluating accounting alternatives, management focuses on those that produce from among the available alternatives information most useful for decision-making.  We believe that the critical accounting policies discussed below involve additional management judgment due to the sensitivity of the methods, assumptions and estimates necessary in determining the related asset, liability, revenue and expense amounts.

Revenue Recognition

We follow the revenue recognition guidance in the Revenue Recognition Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC” or “Codification”). We recognize product revenue at the time product is shipped and title has transferred, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed and determinable and collectability is deemed probable. If uncertainties regarding customer acceptance exist, revenue is recognized when such uncertainties are resolved. There are no significant post-contract support obligations at the time of revenue recognition. Our accounting policy regarding vendor and post contract support obligations is based on the terms of the customers’ contracts and is billable upon occurrence of the post-sale support. Costs of products sold and services provided are recorded as the related revenue is recognized. Revenue is recognized at the time services or goods are provided. It is our policy to record contract losses in their entirety in the period in which such losses are foreseeable.

Fair Value Measurements

The carrying amounts of our financial instruments, including cash and cash equivalents, notes receivable, accounts payable, and short-term debt approximate fair value due to their relatively short maturities.

Income Taxes

We recognize income taxes under the liability method. We recognize deferred income taxes for differences between the financial reporting and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which differences are expected to reverse. We recognize the effect on deferred taxes of a change in tax rates in income in the period that includes the enactment date. We record a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.  We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured to determine the actual amount of benefit to recognize in our financial statements.

Stock Based Compensation

We adopted the fair value recognition provisions of ASC 718, "Compensation – Stock Compensation”.  Under the fair value recognition provisions, we are required to measure the cost of employee services received in exchange for share-based compensation measured at the grant date fair value of the award.

Emerging Growth Company Status

The Jumpstart our Business Startups Act of 2012, or the JOBS Act, permits an "emerging growth company" such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies. We are choosing to "opt out" of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

Impact of Recently Issued Accounting Standards

From time to time, the FASB or other standards setting bodies will issue new accounting pronouncements. Updates to the Codification are communicated through issuance of an Accounting Standards Update (“ASU”).

In July 2012, the FASB issued ASU No. 2012-02, Testing Indefinite-Lived Intangible Assets for Impairment. Under this standard, entities testing long-lived intangible assets for impairment now have an option of performing a qualitative assessment to determine whether further impairment testing is necessary. If an entity determines, on the basis of qualitative factors, that the fair value of the indefinite-lived intangible asset is more-likely-than-not less than the carrying amount, the existing quantitative impairment test is required. Otherwise, no further impairment testing is required. For Global, this ASU is effective beginning January 1, 2013, with early adoption permitted under certain conditions. The adoption of this standard is not expected to have a material impact on the Company’s consolidated results of operations or financial condition.

In June 2011, the FASB issued guidance that requires entities to report components of comprehensive income in either a continuous statement of comprehensive income or two separate but consecutive statements. The guidance removes the option to present the components of other comprehensive income (“OCI”) as part of the statement of equity. This guidance is effective for our fiscal year 2012, and must be applied retrospectively for all periods presented in the consolidated financial statements. The new guidance does not apply to entities that have no items of OCI in any period presented. We do not anticipate that this new guidance will have a material impact on its consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Not required.

Item 3.	Properties.

We do not lease any property under long-term leases; however we rent, on a month to month basis for $300 per month, approximately 500 square feet at 9477 Greenback Lane, Suite 524A, Folsom, CA 95630. In addition, our major shareholder provides space to us at no cost at his office at 777 South Flagler Drive, Suite 800 West, West Palm Beach, FL 33410.

Item 4.	Security Ownership of Certain Beneficial Owners and Management

The following tables set forth certain information as of July 29, 2013 regarding the beneficial ownership of our common stock by (i) each person or entity who, to our knowledge, owns more than 5% of our common stock; (ii) our executive officers named in the Summary Compensation Table below; (iii) each director; and (iv) all of our executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is c/o Global Digital Solutions, Inc., 9477 Greenback Lane, Suite 524A, Folsom, CA 95630.

Name and Address of Beneficial Owner	Number of shares of common stock Beneficially Owned	Percent of Class (%)

Officers and Directors:
Richard J. Sullivan (1)	25,460,000	28.5%
777 S. Flagler Drive, Suit 800 W
West Palm Beach, FL 33401

David A. Loppert	8,000,000	9.0%
777 S. Flagler Drive, Suit 800 W
West Palm Beach, FL 33401

William J. Delgado (2)	4,455,029	5.0%
8593 Jaytee Way
Fair Oaks, CA 95628

5% or Greater Shareholders:
Gabriel De Los Reyes	6,000,000	6.7%
17795 SW 158th Street
Miami, FL 33187
_________
(1) - Includes (a) 3,000,000 shares owned by Bay Acquisition Corp., an entity controlled by Mr. Sullivan, and (b) 500,000 shares owned by Mr. Sullivan's minor son.
(2) - Includes (a) 4,289,029 shares owned by Bronco Communications, LLC, an entity in which Mr. Delgado owns 10% and (b) 100,000 shares owned by Mr. Delgado's minor daughter.

Item 5.	Directors and Executive Officers.

On August 12, 2013, our Board of Directors (the “Board”) approved the appointments of Richard J. Sullivan, Arthur F. Noterman and Stephanie C. Sullivan to serve on our Board. William J. Delgado continues to serve as a director. In addition, effective as of August 12, 2013, the Board appointed the following to serve as our officers in the capacities set forth next to their names:

Name	Title
Richard J. Sullivan	President, Chief Executive Officer and Assistant Secretary
William J. Delgado	Executive Vice President
David A. Loppert	Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Richard J. Sullivan (age 74) is responsible for the Company’s strategy, leadership and day-to-day operational activities.  Mr. Sullivan founded and since 1993 has served as Chairman and CEO of Solutions, Inc., a private investment banking company that specializes in advising corporations on acquiring other business entities and assisting owners and management who are considering selling all or part of their business.  Mr. Sullivan founded and from 1993 to 2003 served as Chairman and Chief Executive Officer of Applied Digital Solutions, Inc., a Nasdaq listed technology company that spawned two other successful listed companies of which he was Chairman of the Board, Digital Angel Corporation (AMEX) and VeriChip Corporation (Nasdaq). Mr. Sullivan’s many years as Chairman and CEO of public companies qualifies him for his positions with the Company.

Arthur F. Noterman (age 71) s a Chartered Life Underwriter. Mr. Noterman has owned an Investment and Insurance business for over 40 years located in Massachusetts and is a registered FINRA Broker affiliated with a Cincinnati, Ohio Broker/ Dealer. . Mr. Noterman has served on the Board of Directors of Applied Digital Solutions Inc. from 1997 to 2003 serving on the Audit and Compensation Committees of the Board of Directors.  Mr. Noterman attended Northeastern University, Boston, MA from 1965-1975 and obtained the Chartered Life Underwriter Professional Designation in 1979 from The American College, Bryn Mawr, Pennsylvania.  Mr. Noterman’s many years as a director of public companies, his financial background, and his many years serving on audit and compensation committees uniquely qualifies him for his position as a director of the Company.

Stephanie C. Sullivan (age25) is a business entrepreneur and has served, since May 2011, as financial manager at Alexis Miami, a privately held upscale women’s fashion designer and manufacturer.   Ms. Sullivan graduated from the University of Miami in May 2011 with a Bachelor of Arts in Business Administration. Ms. Sullivan’s marketing and financial background bring a new and young approach that the Board will benefit from.

William J. Delgado (age 54) has, since August 2004, served as a Director, and as our President, Chief Executive Officer and Chief Financial Officer. Effective August 12, 2013, Mr. Delgado assumed the position of Executive Vice President, and is responsible, along with Mr. Sullivan, for business development. Mr. Delgado has over 33 years of management experience including strategic planning, feasibility studies, economic analysis, design engineering, network planning, construction and maintenance. He began his career with Pacific Telephone in the Outside Plant Construction. He moved to the network engineering group and concluded his career at Pacific Bell as the Chief Budget Analyst for the Northern California region. Mr. Delgado founded All Star Telecom in late 1991, specializing in OSP construction and engineering and systems cabling. All Star Telecom was sold to International FiberCom in April of 1999. After leaving International FiberCom in 2002, Mr. Delgado became President/CEO of Pacific Comtel in San Diego, California. After the Company acquired Pacific Comtel in 2004, Mr. Delgado became and a Director, President, CEO and CFO of the Company. Mr. Delgado’s many years of business experience uniquely qualifies him for his positions with the Company.

David A. Loppert (age 59) is responsible for the Company’s finance and administrative functions. He is a financial executive with over 30 years experience. He previously served as chief financial officer, secretary and treasurer of rVue Holdings, Inc. (OTCBB: RVUE), from May 2010 until June 2012.  Prior thereto he served as Argo Digital Solutions, Inc.’s senior vice president from March 2009 through January 2010, and from March 2010 through May 2010.  He was formerly a director, executive vice president and chief financial officer of Surgical Outcome Support, Inc. from August 2006 through March 2009. From October 2003 through July 2006 he was an independent financial consultant to public and private companies.  From June 2001 until September 2003, he was a vice president and director of QSGI Inc. (OTCBB: QSGI). From February 1997 through December 2000, he was vice president, chief financial officer and assistant secretary of Applied Digital Solutions, Inc. (NASDAQ: DIGA) and also served as chief executive officer of SysComm International Corporation, (NASDAQ: SYCM) a network and systems integrator, and an affiliate of Applied Digital.  Mr. Loppert began his financial career with Price Waterhouse, an international accounting firm, in 1978 in Johannesburg, South Africa, before moving to its Los Angeles Office in 1980 where over time he became a senior manager. Mr. Loppert earned bachelor's degrees in commerce in 1978 and in accounting in 1980, and a higher diploma in accounting in 1980, all from the University of the Witwatersrand, Johannesburg, South Africa, and was designated a Chartered Accountant (South Africa) in 1980.

Neither Mr. Noterman nor Ms. Sullivan have been involved in any transaction with the Company that would require disclosure under Item 404(a) of the Regulation S-K.

In December 2012 we entered into an agreement with an investor, Gabriel A. De Los Reyes, to lend us $750,000. As part of that agreement, Bay Acquisition LLC, an entity controlled by Richard J. Sullivan, a director and officer of the Company, agreed to pledge certain collateral as additional security for the loan.  In consideration for this pledge of collateral, we agreed to issue to Bay Acquisition LLC 3,000,000 shares of our restricted common stock valued at $360,000.
On January 1, 2012, we acquired a 51% stake in Bronco Communications, LLC, (“Bronco”) a Nevada-California regional telecommunications subcontractor located in Folsom, CA in consideration for 4,289,029 shares of our restricted common stock valued at $0.035 per share, or $150,116. William J. Delgado, a director and officer of the Company, owns a 10% membership interest in Bronco. On October 15, 2012, we entered into an Amendment to Purchase Agreement, and we agreed to relinquish control of Bronco to its minority shareholders effective as of January 1, 2013 in consideration for the assumption of liabilities. Thus, at January 1, 2013, we no longer have an interest in Bronco.

In January 2013, we granted Richard J. Sullivan and David A. Loppert restricted stock grants of 3,000,000 and 5,000,000 shares of common stock, respectively.  In June 2013, we granted Richard J. Sullivan, David A. Loppert and William J. Delgado restricted stock grants of 10,000,000, 3,000,000 and 1,000,000 shares of common stock, respectively. The grants vest in January 2014.

Neither Mr. Noterman, Mr. Delgado nor Mr. Loppert has any family relationship with any officer or director of the Company. Stephanie C. Sullivan is the daughter of Richard J. Sullivan.

Employment Agreements and Compensation Arrangements

We have not entered into any employment agreements or other compensation arrangements with Mr. Delgado.

Item 6.	Executive Compensation.

Summary Compensation Table

The following Summary Compensation Table sets forth, for the years ended December 31, 2012 and 2011, the compensation earned by our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	All other compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(i)	(j)
Richard J. Sullivan (1),	2012	-	-	-	-
Chairman, CEO, President and Assistant Secretary	2011	-	-	-	-

David A. Loppert (2),	2012	-	-	-	-
Executive Vice President, CFO, Treasurer and Secretary	2011	-	-	-	-

William J. Delgado (3),	2012	$199,990	$-	$-	$199,990
Director, Former President, Chief Executive Officer & Chief Financial Officer, currently Executive Vice President	2011	$51,900	$-	$-	$51,900
-------------
(1)	Mr. Sullivan was appointed Chairman, CEO, President and Assistant Secretary on August 12, 2013
(2)	Mr. Loppert was appointed Executive Vice President, CFO, Treasurer and Secretary on August 12, 2013
(3)	Mr. Delgado was appointed Executive Vice President on August 12, 2013. Prior thereto he served as our CEO, President and CFO.

Options Granted to Named Executives

No awards were granted in 2012 or 2011.

Outstanding Equity Awards at Fiscal Year-End

No equity awards were outstanding at December 31, 2012 or 2011.

Director Compensation

We do not have a compensation arrangement in place for members of our Board of Directors and we have not finalized any plan to compensate directors in the future for their services as Directors.  We anticipate that we will develop a compensation plan for our independent directors in order to attract qualified persons and to retain them. We expect that the compensation arrangements will be comprised of equity awards and cash for reimbursement of expenses only.

Directors' and Officers' Liability Insurance

We maintain directors' and officers' liability insurance insuring our directors and officers against liability for acts or omissions in their capacities as directors or officers, subject to certain exclusions.  Such insurance also insures us against losses which we may incur in indemnifying our officers and directors.  In addition, we have entered into indemnification agreements with key officers, directors and consultants, and such persons shall also have indemnification rights under applicable laws, and our Certificate of Incorporation and Bylaws. The form of Indemnification Agreement is attached hereto as Exhibit 10.14.

Board Independence

Our sole director is not an “independent director,” as that term is defined by listing standards of the national exchanges and SEC rules, including the rules relating to the independence standards of an audit committee and the non-employee director definition of Rule 16b-3 promulgated under the Exchange Act.

Board Committees

We intend to appoint such persons to the board of directors and committees of the board of directors as are expected to be required to meet the corporate governance requirements imposed by a national securities exchange, although we are not required to comply with such requirements until we elect to seek listing on a national securities exchange. We intend to appoint directors in the future so that a majority of our directors will be independent directors, of which at least one director will qualify as an “audit committee financial expert,” within the meaning of Item 407(d)(5) of Regulation S-K, as promulgated by the SEC. We have not appointed an audit committee, compensation committee, or nominating committee although we expect to do so in the near future.

Code of Ethics

Our board of directors has approved, and we have adopted, a Code of Ethics that applies to all of our directors, officers, employees, consultants and agents. We will provide a copy of the Code of Ethics free of charge upon request to any person submitting a written request to our chief executive officer.

Item 7.	Certain Relationships and Related Transactions, and Director Independence.

Since the beginning of our fiscal year 2011, there has not been, and there is not currently proposed any transaction or series of similar transactions in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years and in which any related person, including any director, executive officer, holder of more than 5% of our capital stock during such period, or entities affiliated with them, had a material interest, other than as described in the transactions set forth below.

On January 1, 2012, we acquired a 51% stake in Bronco Communications, LLC, (“Bronco”) a Nevada-California regional telecommunications subcontractor located in Folsom, CA in consideration for 4,289,029 shares of our restricted common stock valued at $0.035 per share, or $150,116, the fair market value of our common stock on the date the agreement was made. Our sole director and officer owns a 10% membership interest in Bronco. On October 15, 2012, we entered into an Amendment to Purchase Agreement, and we agreed to relinquish control of Bronco to its minority shareholders effective as of January 1, 2013.

In December 2012 we entered into an Promissory Note Purchase Agreement with Gabriel A. Del Los Reyes (the “Investor”) to lend us $750,000. In consideration we granted the Investor a warrant to acquire 3 million shares of our common stock at $.15 per share.  On May 6, 2013, we and the Investor amended the Promissory Note Purchase Agreement and the related Secured Promissory Note, Security Agreement and Warrant to:

(1)	Extend the Note’s maturity date to July 1, 2013;
(2)	Provide that on or before the maturity date, we may elect to convert the Note into 3,000,000 shares of our common stock at a conversion price of $0.25; and
(3)	Reduce the exercise price of the Warrant from $0.15 to $0.10.

On July 1, 2013, we elected to convert the Note and issued the Investor 3 million shares of our restricted common stock valued at $750,000.  On August 19, 2013 the Warrant was exercised and we received proceeds of $300,000 in consideration for the issuance of 3,000,000 shares of our restricted common stock.

As part of the agreement with the Investor, Bay Acquisition LLC, an entity controlled by Richard J. Sullivan, a beneficial owner of more than 5% of our common stock, agreed to pledge certain collateral as additional security for the loan.  In consideration for this pledge of collateral, we agreed to issue to Bay Acquisition LLC 3,000,000 shares of our restricted common stock valued at $360,000.

In January 2013, we granted Richard J. Sullivan and David A. Loppert, beneficial owners of more than 5% of our common stock, restricted stock grants of 3,000,000 and 5,000,000 shares of common stock, respectively.  In June 2013, we granted Richard J. Sullivan, David A. Loppert and William J. Delgado, our CEO, restricted stock grants of 10,000,000, 3,000,000 and 1,000,000 shares of common stock, respectively. The grants vest in January 2014.

Item 8.	Legal Proceedings.

We are not involved in any pending legal proceeding or litigations and, as far as we are aware, no governmental authority is contemplating any proceeding to which we are a party or to which any of our properties is subject, which would reasonably be likely to have a material adverse effect on the Company.

Item 9.	Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Our common stock is quoted on the OTCQB Marketplace (“Pink OTC”) or pink sheets under the symbol “GDSI”. As of July 29, 2013, there were approximately 196 holders of record of our common stock. The transfer agent for our common stock is Issuer Direct Corporation.

The following table sets forth the high and low bid prices for our common stock for the periods indicated, as reported by the Pink OTC. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

Period	High	Low
January 1, 2011 through March 31, 2011	$.002	$.002
April 1, 2011 through June 30, 2011	$.002	$.002
July 1, 2011through September 30, 2011	$.040	$.002
October 1, 2011 through December 31, 2011	$.023	$.008
January 1, 2012 through March 31, 2012	$.31	$.055
April 1, 2012 through June 30, 2012	$.12	$.04
July 1, 2012through September 30, 2012	$.095	$.01
October 1, 2012 through December 31, 2012	$.17	$.02
January 1, 2013 through March 31, 2013	$.14	$.07
April 1, 2013 through June 30, 2013	$1.39	$.09

The last reported sales price of our common stock on the Pink OTC on August 8, 2013 was $0.98 per share.

Dividend Policy

We have not previously paid any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future.  We currently intend to use all our available funds to develop our business.  We can give no assurances that we will ever have excess funds available to pay dividends.

Securities authorized for issuance under Equity Compensation Plans

We do not have any equity compensation plans and we have not authorized any securities to be issued under an approved plan.  On the closing of the acquisition of Airtronic, we have agreed to issue to the employees of Airtronic options to acquire 4,960,852 shares of our common stock an exercise price of $0.04, the fair market value of our common stock on the date we entered into the LOI, exercisable for a period of ten years.

Trading Information

Our common stock is currently approved for quotation on the OTCQB Marketplace (“Pink OTC”) or pink sheets maintained by the Financial Industry Regulatory Authority, Inc. (FINRA) under the symbol GDSI.

Item 10.	Recent Sales of Unregistered Securities.

On December 7, 2011, we accepted subscriptions for a total of 2,975,000 shares of our common stock in a private placement from one investor. We received gross proceeds of $5,950. The private placement was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act. The securities sold in the private placement were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

On January 1, 2012 we issued 4,289,029 shares of our common stock valued at $.035 per shares, or $150,116, to acquire 51% of Bronco Communications LLC.  The securities issued to Bronco were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

On March 28, 2012, we accepted subscriptions for a total of 3,300,000 shares of our common stock in a private placement from one investor. We received gross proceeds of $6,600. The private placement was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act. The securities sold in the private placement were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

Between May 18, 2012 and May 21, 2012, we accepted subscriptions for a total of 500,000 shares of our common stock in a private placement from 2 investors. We received gross proceeds of $50,000. The private placement was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act. The securities sold in the private placement were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

On May 30, 2012, we issued 250,000 shares of our common stock to a consultant for services rendered valued at $15,000.  The shares of common stock were issued to the consultant without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

On May 30, 2012, we issued 6,043,801 shares of our common stock to a lender in full satisfaction of a note payable of $314,278.  The shares of common stock were issued to the lender without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

On September 12, 2012, we issued an aggregate of 2,202,900 shares of our common stock to six lenders in full satisfaction of notes payable totaling $1,101,450.  The shares of common stock were issued to the lenders without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

On October 1, 2012, we accepted subscriptions for a total of 416,667 shares of our common stock in a private placement from one investor. We received gross proceeds of $25,000. The private placement was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act. The securities sold in the private placement were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

On October 15, 2012, we issued 750,000 shares of our common stock to two consultants for services rendered valued at $38,000.  The shares of common stock were issued to the consultants without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

On October 15, 2012, we accepted subscriptions for a total of 750,000 shares of our common stock in a private placement from 2 investors. We received gross proceeds of $75,000. The private placement was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act. The securities sold in the private placement were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

In December 2012, we issued a warrant to purchase 3,000,000 shares of our common stock at an exercise price of $.15 per share to an investor in connection with a loan we received from the investor. In May 2013, we amended the warrant’s exercise price to $.10. The warrant was issued without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder. The warrant agreement contained representations from the holder of the warrant to support the Company's reasonable belief that the holder acquired the warrant for his own account and not with a view to distribution in violation of the Securities Act, and that the holder is an "accredited investor" as defined in Regulation D.

On December 31, 2012, we issued 150,000 shares of our common stock in lieu of paying rent of $13,500. The shares of common stock were issued without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

On December 31, 2012, we issued 500,000 shares of our common stock upon the conversion of 1,000 shares of our preferred stock. The shares of common stock were issued to the stockholder without registration in reliance upon the exemption provided by Section 3(a)(9) of the Securities Act of 1933, as amended, for securities exchanged by the Company and existing security holders where no commission or other remuneration is paid or given directly or indirectly by the Company for soliciting such exchange.

On January 1, 2103 we issued 1,000,666 shares of our common stock to six individuals for services and rent valued at $99,700. The shares of common stock were issued without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

On April 10, 2013, we issued 8,000,000 shares of our common stock to two individuals upon the issuance of restricted stock grants that vest in January 2014, in consideration for their par value. The shares of common stock were issued without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

On April 10, 2013, we issued 3,000,000 shares of our common stock to an entity controlled by Richard Sullivan, our major shareholder, in consideration for collateral the entity pledged to a lender for a loan to the Company. The shares were recorded at par value. The shares of common stock were issued without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

On April 10, 2013, we accepted subscriptions for a total of 250,000 shares of our common stock in a private placement from 2 investors. We received gross proceeds of $25,000. The private placement was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act. The securities sold in the private placement were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

On April 10, 2013, we issued 500,000 shares of our common stock to a consultant for investor relations services rendered valued at $50,000.  The shares of common stock were issued to the consultant without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

On May 6, 2013, we issued a warrant to purchase 1,000,000 shares of our common stock at an exercise price of $.15 per share to a consultant in connection with a loan modification. The warrant was issued without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder. The warrant agreement contained representations from the holder of the warrant to support the Company's reasonable belief that the holder acquired the warrant for his own account and not with a view to distribution in violation of the Securities Act, and that the holder is an "accredited investor" as defined in Regulation D.

On May 21, 2013, we accepted subscriptions for a total of 200,000 shares of our common stock in a private placement from 2 investors. We received gross proceeds of $50,000. The private placement was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act. The securities sold in the private placement were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

On June 1, 2013, we agreed to issue 15,000,000 shares of our common stock to five individuals upon the issuance of restricted stock grants that vest in January 2014, in consideration for their par value. The shares of common stock will be issued without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

Between May 22, 2013 and June 6, 2013, we accepted subscriptions for a total of 2,150,000 shares of our common stock in a private placement from 15 investors. We received gross proceeds of $537,500. The private placement was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act. The securities sold in the private placement were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

On June 25, 2103 we issued 310,000 shares of our common stock to two consultants for investor relations services valued at $155,000. The shares of common stock were issued without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

On June 25, 2013, we issued a warrant to purchase 500,000 shares of our common stock at an exercise price of $.50 per share to a consultant for investor relations services. The warrant was issued without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder. The warrant agreement contained representations from the holder of the warrant to support the Company's reasonable belief that the holder acquired the warrant for his own account and not with a view to distribution in violation of the Securities Act, and that the holder is an "accredited investor" as defined in Regulation D.

Between June 18, 2013 and June 30, 2013, we accepted subscriptions for a total of 668,000 shares of our common stock in a private placement from 12 investors. We received gross proceeds of $313,600. The private placement was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act. The securities sold in the private placement were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

On August 19, 2013, we issued 3,000,000 shares in connection with the exercise of a warrant.  We received gross proceeds of $300,000.  The securities issued in connection with the exercise of the warrant were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

Between September 20, 2013 and September 25, 2013, we accepted subscriptions for a total of 2,200,000 shares of our common stock in a private placement from 4 investors. We received gross proceeds of $990,000. The private placement was made solely to “accredited investors,” as that term is defined in Regulation D under the Securities Act. The securities sold in the private placement were not registered under the Securities Act, or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

On September 25, 2103 we issued 66,000 shares of our common stock to a consultant for investor relations services valued at $29,700. The shares of common stock were issued without registration in reliance upon the exemption provided by Section 4(2) of the Securities Act of 1933, as amended, as a transaction by the Company not involving any public offering, and Rule 506 promulgated thereunder.

Shares to be issued in connection with the acquisition of Airtronic and Price Protection

Airtronic’s Plan provides, among other things, that Airtronic’s secured and unsecured creditors may elect to take shares of our common stock, valued at $.50 per share, saleable after twelve months with “Price Protection”.  Price Protection shall mean that if a holder of our common stock issued pursuant to the Plan sells its shares in whole or in part in an arm’s-length transaction for a fair market value less than $ .50 per share after twelve months from the effective date of the Plan, but before twenty-four months from the effective date of the Plan, then the shareholder shall be provided with an amount of new shares of our common stock equal to the result of the following formula: (x) the sales price the shareholder would have received if its shares of our common stock had sold for $ .50 per share minus the actual sales price received by the shareholder for our common stock; divided by (y) the actual price per share received by the shareholder.

Item 11.	Description of the Registrant’s Securities to be Registered.

Authorized Capital Stock

We are authorized to issue 185,000,000 shares of capital stock, of which 175,000,000 are shares of common stock, par value $.001 per share (the “Common Stock”), and 10,000,000 shares of preferred stock, par value $.001 per share (the “Preferred Stock”).

As of June 30, 2013, we have issued and outstanding securities on a fully diluted basis:

●	83,342,117 shares of common stock
●	no shares of preferred stock;
●	no stock options;
●	4,500,000 warrants to acquire shares of our common stock; and
●	7,500,000 unissued and unvested restricted stock grants.

Common Stock

The holders of the common stock are entitled to one vote per share. In addition, the holders of our common stock will be entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of legally available funds; however, the current policy of our Board of Directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of the common stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of the common stock will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of the common stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of our Board of Directors and issued in the future.

Each outstanding share of common stock is entitled to one vote and each fractional share is entitled to a corresponding fractional vote on each matter submitted to a vote of shareholders. Cumulative voting is allowed in the election of directors of the Company.

The holders of a majority of the shares who are entitled to vote at a shareholders meeting and who are present in person or by proxy shall be necessary for and shall constitute a quorum for the transaction of business at shareholder meetings, except as otherwise provided by the New Jersey statutes. If a quorum is not present or represented at a meeting of the shareholders, those present in person or represented by proxy shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At an adjourned meeting where a quorum is present or represented, any business may be transacted which might have been transacted at the meeting as originally notified.

When a quorum is present at a meeting of shareholders, the vote of the holders of a majority of the issued and outstanding shares having voting power, present in person or represented by proxy, shall decide any question brought before the meeting, unless the question is one which, by express provision of the statutes, requires a higher vote in which case the express provision shall govern.  The shareholders present at a duly constituted meeting may continue to transact business until adjournment, despite the withdrawal of enough shareholders holding, in the aggregate, issued and outstanding shares having voting power to leave less than a quorum.”

Preferred Stock

Our Board of Directors will be authorized, subject to any limitations prescribed by law, without further vote or action by our stockholders, to issue from time to time shares of preferred stock in one or more series. Each series of preferred stock will have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our Board of Directors, which may include, among others, distinct classes or series, dividend rights, voting rights, liquidation preferences, redemption rights, conversion rights and preemptive rights.

Warrants

In December 2012, we issued a three-year warrant to purchase 3,000,000 shares of our common stock, at an amended exercise price of $0.10 per share, to an investor in connection with our $750,000 Promissory Note Purchase Agreement in December 2012. This warrant was exercised on August 19, 2013. In May 2013, we issued a five-year warrant to purchase 1,000,000 shares of our common stock at an exercise price of $0.15 per share to an advisor in connection with the modification of the Promissory Note Purchase Agreement Amendment.  In June 2013, we issued a five-year warrant to purchase 500,000 shares of our common stock at an exercise price of $0.50 per share to a consultant for investor relations services.

Prior to exercise, the warrants do not confer upon holders any voting or any other rights as a stockholder. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we may, in our discretion, upon exercise, round up to the nearest whole number the number of shares of our common stock to be issued to the warrant holder or otherwise equitably adjust the exercise amount and exercise price per share.

Registration Rights

We have agreed to include all shares of common stock sold in private placements, including any warrants issued in connection therewith, or for fees, as well as certain share that have been issued as consideration for services, in our next filed "resale" registration statement with the Securities and Exchange Commission.

Item 12.	Indemnification of Directors and Officers.

Indemnification of Directors and Officers.

New Jersey Statutes (“NJS”) Section 14A:3-5 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.  Advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Our Bylaws include an indemnification provision under which we have the power to indemnify our directors, officers, former directors and officers, or any person who serves or served at our request for our benefit as a director or officer of another corporation or our representative in a partnership, joint venture, trust, or other enterprise (including heirs and personal representatives) against all expenses, liability, and loss actually and reasonably incurred, including an amount paid to settle an action or satisfy a judgment to which the director or officer is made a party by reason of being or having been a director, officer, or representative of ours or any of our subsidiaries before the Merger.

We also have a director and officer indemnification agreement with our sole director and officer that provides, among other things, for the indemnification to the fullest extent permitted or required by New Jersey law, provided that such indemnitee shall not be entitled to indemnification in connection with any “claim” (as such term is defined in the agreement) initiated by the indemnitee against us or our directors or officers unless we join or consent to the initiation of such claim, or the purchase and sale of securities by the indemnitee in violation of Section 16(b) of the Exchange Act.

Any repeal or modification of these provisions approved by our stockholders shall be prospective only, and shall not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NJS would permit indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Limitation of Liability of Directors
Our Certificate of Incorporation provide a limitation of liability such that no director or officer shall be personally liable to us or any of our stockholders for damages for breach of fiduciary duty as a director or officer, involving any act or omission of any such director or officer, provided there was no intentional misconduct, fraud or a knowing violation of the law, or payment of dividends in violation of NJS Section 14A:6-14.

Item 13.	Financial Statements and Supplementary Data.

Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15.	Financial Statements and Exhibits.

(d)           Exhibits.

		Incorporated By Reference
Exhibit No.	Description	Form	Filing Date/Period End date	Exhibit Number
2.1	Purchase Agreement, dated as of January 1, 2012, by and between Global Digital Solution, Inc., and Bronco Communications, LLC	10	8/9/13	2.1
2.2	Amendment to Purchase Agreement dated October 15, 2012, by and between Global Digital Solution, Inc., and Bronco Communications, LLC	10	8/9/13	2.2
2.3	Agreement of Merger and Plan of Reorganization dated as of October __, 2012, by and between Global Digital Solution, Inc., and Airtronic USA, Inc.	10	9/20/13	2.3
2.4	First Amendment to Agreement of Merger and Plan of Reorganization dated as of August 5, 2013, by and between Global Digital Solution, Inc., and Airtronic USA, Inc.	10	9/20/13	2.4
3.1	Certificate of Incorporation	10	8/9/13	3.1
3.2	Articles of Merger	10	8/9/13	3.2
3.3	Certificate of Amendment to the Certificate of Incorporation	10	8/9/13	3.3
3.4	Bylaws	10	8/9/13	3.4
10.1	Debtor In Possession Note Purchase Agreement by and between the Company and Airtronic USA, Inc. dated October 22, 2012	10	8/9/13	10.1
10.2	8 1/4% Secured Promissory Note in the original principal amount of $750,000 dated October 22, 2012 in favor of the Company	10	8/9/13	10.3
10.3	Security Agreement by and between the Company and Airtronic USA, Inc. dated October 22, 2012	10	8/9/13	10.3
10.4	Bridge Loan Modification and Ratification Agreement by and between the Company and Airtronic USA, Inc. dated March __, 2013	10	9/20/13	10.4
10.5	Second Bridge Loan Modification and Ratification Agreement by and between the Company and Airtronic USA, Inc. dated as of August 5, 2013	10	9/20/13	10.5
10.6	8 1/4% Secured Promissory Note in the original principal amount of $550,000 dated August 5, 2013 in favor of the Company	10	9/20/13	10.6
10.7	Intellectual Property Security Agreement dated as of August 5, 2013, by and between Merriellyn Kett and the Company	10	9/20/13	10.7
10.8	Promissory Note Purchase Agreement by and between the Company and the investors listed therein dated December __, 2012	10	8/9/13	10.8
10.9	Secured Promissory Note in the original principal amount of $750,000 dated December __, 2012 in favor of Gabriel De Los Reyes	10	8/9/13	10.9
10.10	Security Agreement dated December __, 2012 by and between the Company, Bay Acquisition, LLC and the noteholder identified on Schedule A	10	8/9/13	10.10
10.11	Warrant dated December __, 2012 for 3,000,000 shares of common stock	10	8/9/13	10.11
10.12	Amendment dated May 6, 2013 by and between the Company and Gabriel De Los Reyes	10	8/9/13	10.12
10.13	Form of Subscription Agreement and Securities Purchase Agreement	10	8/9/13	10.13
10.14	Form of Indemnification Agreement	10	8/9/13	10.14
21	List of Subsidiaries	10	8/9/13	21

SIGNATURES

Pursuant to the requirements of the Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

GLOBAL DIGITAL SOLUTIONS, INC.

Dated: October 7, 2013	By:	/s/ David A. Loppert
David A. Loppert
Chief Financial Officer

EXHIBIT INDEX

		Incorporated By Reference
Exhibit No.	Description	Form	Filing Date/Period End date	Exhibit Number
2.1	Purchase Agreement, dated as of January 1, 2012, by and between Global Digital Solution, Inc., and Bronco Communications, LLC	10	8/9/13	2.1
2.2	Amendment to Purchase Agreement dated October 15, 2012, by and between Global Digital Solution, Inc., and Bronco Communications, LLC	10	8/9/13	2.2
2.3	Agreement of Merger and Plan of Reorganization dated as of October __, 2012, by and between Global Digital Solution, Inc., and Airtronic USA, Inc.	10	9/20/13	2.3
2.4	First Amendment to Agreement of Merger and Plan of Reorganization dated as of August 5, 2013, by and between Global Digital Solution, Inc., and Airtronic USA, Inc.	10	9/20/13	2.4
3.1	Certificate of Incorporation	10	8/9/13	3.1
3.2	Articles of Merger	10	8/9/13	3.2
3.3	Certificate of Amendment to the Certificate of Incorporation	10	8/9/13	3.3
3.4	Bylaws	10	8/9/13	3.4
10.1	Debtor In Possession Note Purchase Agreement by and between the Company and Airtronic USA, Inc. dated October 22, 2012	10	8/9/13	10.1
10.2	8 1/4% Secured Promissory Note in the original principal amount of $750,000 dated October 22, 2012 in favor of the Company	10	8/9/13	10.3
10.3	Security Agreement by and between the Company and Airtronic USA, Inc. dated October 22, 2012	10	8/9/13	10.3
10.4	Bridge Loan Modification and Ratification Agreement by and between the Company and Airtronic USA, Inc. dated March __, 2013	10	9/20/13	10.4
10.5	Second Bridge Loan Modification and Ratification Agreement by and between the Company and Airtronic USA, Inc. dated as of August 5, 2013	10	9/20/13	10.5
10.6	8 1/4% Secured Promissory Note in the original principal amount of $550,000 dated August 5, 2013 in favor of the Company	10	9/20/13	10.6
10.7	Intellectual Property Security Agreement dated as of August 5, 2013, by and between Merriellyn Kett and the Company	10	9/20/13	10.7
10.8	Promissory Note Purchase Agreement by and between the Company and the investors listed therein dated December __, 2012	10	8/9/13	10.8
10.9	Secured Promissory Note in the original principal amount of $750,000 dated December __, 2012 in favor of Gabriel De Los Reyes	10	8/9/13	10.9
10.10	Security Agreement dated December __, 2012 by and between the Company, Bay Acquisition, LLC and the noteholder identified on Schedule A	10	8/9/13	10.10
10.11	Warrant dated December __, 2012 for 3,000,000 shares of common stock	10	8/9/13	10.11
10.12	Amendment dated May 6, 2013 by and between the Company and Gabriel De Los Reyes	10	8/9/13	10.12
10.13	Form of Subscription Agreement and Securities Purchase Agreement	10	8/9/13	10.13
10.14	Form of Indemnification Agreement	10	8/9/13	10.14
21	List of Subsidiaries	10	8/9/13	21

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Global Digital Solutions, Inc.

 We have audited the accompanying consolidated balance sheets of Global Digital Solutions, Inc. (“the Company”) as of December 31, 2012 and 2011, and the related consolidated statements of operations, consolidate statements of stockholders’ equity (deficit) and  consolidated statements of cash flows for each of the years in the two-year period ended December 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Global Digital Solutions, Inc. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has sustained a net loss from operations and has an accumulated deficit.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in this regard are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ PMB Helin Donovan, LLP
PMB Helin Donovan, LLP
Seattle, Washington
August 8, 2013, except for Note 15,
as to which the date is
October 7, 2013

GLOBAL DIGITAL SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011
Assets
Current Assets
Cash and cash equivalents	$385,141	$668
Total current assets	385,141	668

Property and equipment, net	-	-

Assets of discontinued operations	395,133	-

Total assets	$780,274	$668

Liabilities and Stockholders' Equity (Deficit)
Current Liabilities
Accounts payable and accrued expenses	$191,499	$77,013
Convertible notes payable	504,309	1,926,637
Notes payable	117,600	17,500
Total Current Liabilities	813,408	2,021,150

Liabilities of discontinued operations	33,974	-

Total Liabilities	847,382	2,021,150

Commitments and Contingencies (Note 7)

Stockholders’ equity (deficit)
Preferred stock, $0.001 par value, 10,000,000 shares authorized, 0 and 1,000,000 shares issued and outstanding	-	1,000
Common stock, $0.001 par value, 100,000,000 shares authorized,
52,263,451 and 33,111,054 shares issued and outstanding	52,264	33,111
Additional paid-in capital	7,326,336	5,045,429
Accumulated deficit	(7,561,122)	(7,100,022)
Total Global Digital Solutions, Inc. stockholders' equity (deficit)	(182,522)	(2,020,482)
Noncontrolling interest	115,414	-
Total stockholders’ equity (deficit)	(67,108)	(2,020,482)

Total liabilities and stockholders' equity (deficit)	$780,274	$668

See the accompanying notes to consolidated financial statements.

GLOBAL DIGITAL SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Year Ended
	December 31,
	2012	2011

Revenue	$-	$1,415

Cost of revenue	300	500

Gross profit (loss)	(300)	915

Operating expenses
Selling, general and administrative expenses	301,284	95,720
Other (income)/expense
Interest expense	10,000	-
Other income	(600)	-
Total costs and expenses	310,684	95,720

Loss from continuing operations before provision for income taxes	(310,984)	(94,805)

Provision for income taxes	-	-

Loss from continuing operations	(310,984)	(94,805)

Loss from discontinued operations	(208,922)

Net loss	(519,906)	(94,805)

Loss attributable to the noncontrolling interest	(28,815)	-

Net loss attributable to Global Digital Solutions, Inc.	$(491,091)	$(94,805)

Loss per common share attributable to Global Digital Solutions, Inc.
common stockholders - basic and diluted:
Loss from continuing operations	$(0.01)	$(0.00)
Loss from discontinued operations	-	-
Loss attributable to the noncontrolling interest	-	-
Net loss	$(0.01)	$(0.00)

Shares used in computing net loss per share:
Basic and diluted	45,302,055	30,331,670

See the accompanying notes to consolidated financial statements.

GLOBAL DIGITAL SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2012

					Additional
	Preferred Stock		Common Stock		Paid-In	Accumulated	Noncontrolling
	Shares	Amount	Shares	Amount	Capital	Deficit	Interest	Total

Balance, December 31, 2010	1,000,000	$1,000	30,136,054	$30,136	$5,042,454	$(7,005,217)	$-	$(1,931,627)
Common stock issued for conversion of debt			2,975,000	2975	2975			5,950
Net loss						(94,805)		(94,805)
Balance, December 31, 2011	1,000,000	1,000	33,111,054	33,111	5,045,429	(7,100,022)	-	(2,020,482)

Shares issued for Bronco acquisition			4,289,029	4,289	145,827			150,116
Assumption of Bronco's assets					1,009,657	(685,321)		324,336
Assumption of Bronco's equity					(859,541)	715,312	144,229	-
Private placements of common stock			1,666,667	1,667	148,333			150,000
Common stock issued for conversion of debt			11,546,701	11,547	1,410,781			1,422,328
Common stock issued for rent			150,000	150	13,350			13,500
Common stock issued for services			1,000,000	1,000	52,000			53,000
Warrants issued					360,000			360,000
Conversion of preferred stock to common stock	(1,000,000)	(1,000)	500,000	500	500			-
Net loss						(491,091)	(28,815)	(519,906)
Balance, December 31, 2012	-	$-	52,263,451	$52,264	$7,326,336	$(7,561,122)	$115,414	$(67,108)

See the accompanying notes to consolidated financial statements.

GLOBAL DIGITAL SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended
	December 31,
	2012	2011
Operating Activities
Net income/(loss)	$(519,906)	$(94,805)
Adjustments to reconcile net loss to net cash used
in operating activities:
Common stock issued in payment of rent	13,500	-
Common stock issued in payment of services	53,000	-
Amortization of warrant expense	10,000	-
Changes in operating assets and liabilities:
Increase (decrease) in accounts payable and accrued expenses	(26,858)	26,069
Increase (decrease) in accrued wages	141,343	50,000
Net cash provided by discontinued operations	113,294	-
Net cash used in operating activities	(215,627)	(18,736)

Investing Activities
Net cash used in investing activities	-	-

Financing Activities
Proceeds from short-term debt	197,500	17,500
Payments on short-term debt	(122,500)	-
Proceeds from long-term debt	375,100	-
Proceeds from sale of common stock	150,000	-
Net cash generated by financing activities	600,100	17,500

Net increase in cash and cash equivalents	384,473	(1,236)

Cash and cash equivalents at beginning of year	668	1,904

Cash and cash equivalents at end of year	$385,141	$668

Supplementary disclosures of cash flow information
Cash paid during the year for
Interest	$-	$-
Taxes	$-	$-

Supplementary disclosure of non-cash investing and financing activities
Shares of common stcok issued for acquisition of Bronco	$150,116	$-
Shares of common stock issued to retire debt	$1,422,328	$5,950

See the accompanying notes to consolidated financial statements.

GLOBAL DIGITAL SOLUTIONS, INC.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Note 1 – Organization, Liquidity and Summary of Significant Accounting Policies

Organization and History

Effective as of March 23, 2004, Creative Beauty Supply, Inc., ("Creative"), a New Jersey corporation that was incorporated on August 28, 1995, acquired Global Digital Solutions, Inc., a Delaware corporation ("Global”). The merger was treated as a recapitalization of Global. Creative changed its name to Global Digital Solutions, Inc. (“We” or the “Company). The Company disposed of its pre-merger assets and liabilities and succeeded to the business of Global. Although Creative was the legal acquiror, Global became the accounting acquiror of the Company for financial statement purposes. On January 8, 2004, Global acquired Pacific ComTel, Inc., a company that provided structured cabling design, installation and maintenance for leading information technology companies, federal, state and local government, major businesses, educational institutions, and telecommunication companies.

Our mission was to target the United States government contract marketplace for audio and video services. The U.S. government and commercial marketplaces have budgeted over the long term to upgrade existing telephony, computer, and outsourcing systems across the spectrum of communications, security, and services marketplace segments. Due to significant capital constraints, we wound down the majority of our operations in June of 2005, but continued to operate a small operations team in Northern California.

We changed our fiscal year end from June 30 to December 31 in June, 2009.

On January 1, 2012, we acquired a 51% stake in Bronco Communications, LLC (“Bronco”), a Nevada-California regional telecommunications subcontractor located in Folsom, California. See Note 11.  On May 1, 2012, with the support of our major shareholders, we made the decision to wind down and discontinue our operations in the telecommunications area, including the operations of Bronco, and refocus our efforts in the area of small arms manufacturing, knowledge-based and culturally attuned social consulting and security-related solutions in unsettled areas.  See Notes 11, 12 and 15. We continued to operate Bronco through December 31, 2012, although we reflected its results of operations as discontinued operations in the accompanying financial statements. On January 1, 2013 we disposed of our interest in Bronco and no longer hold any interest in Bronco Communications.

In December 2012 we incorporated GDSI Florida LLC, and in January 2013 we incorporated Global Digital Solutions, LLC, both Florida limited liability companies.

Liquidity

We have sustained losses and experienced negative cash flows from operations since inception and, at December 31, 2012, we had cash and cash equivalents of $385,141, a working capital deficit of $428,267 and an accumulated deficit of $7,561,122. These factors raise substantial doubt about our ability to continue to operate in the normal course of business. We have funded our activities to date almost exclusively from equity and debt financings.

We will continue to require substantial funds to continue development of our core business. Management’s plans in order to meet our operating cash flow requirements include (i) financing activities such as private placements of common stock, and issuances of debt and convertible debt instruments and (ii) the establishment of strategic relationships which we expect will lead to the generation of additional revenue or acquisition opportunities. See Notes 11 and 15, for further information.

While we believe that we will be successful in obtaining the necessary financing to fund our operations, there are no assurances that such additional funding will be achieved or that we will succeed in our future operations. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

The Company’s accountants have expressed substantial doubt about the Company’s ability to continue as a going concern as a result of its history of net loss. The Company’s ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to successfully execute the plans to pursue the acquisition of Airtronic and subsequent private placements described in this Form 10. The outcome of these matters cannot be predicted at this time. These consolidated financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue its business.

GLOBAL DIGITAL SOLUTIONS, INC.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Summary of Significant Accounting Policies

Principles of Consolidation
The consolidated financial statements include our accounts and the accounts of our wholly-owned subsidiary and our majority-owned subsidiary. The non-controlling interest represents the 49% of the outstanding voting stock of Bronco not owned by us. All significant intercompany accounts and transactions have been eliminated in consolidation. Results of operations of Bronco are included in discontinued operations in our 2012 consolidated financial statements.

Use of Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally acceptable (“GAAP”) in the United States of America (“U.S.”) requires us to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and the accompanying notes. Actual results could differ materially from these estimates. On an ongoing basis, we evaluate our estimates, including those related to accounts receivable, fair values of financial instruments, useful lives of property and equipment, income taxes, and contingent liabilities, among others. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

Cash and Cash Equivalents
We consider all highly liquid investments with original maturities of three months or less to be cash equivalents.

Accounts Receivable
We record accounts receivable at the invoiced amount and we do not charge interest. We maintain an allowance for doubtful accounts to reserve for potentially uncollectible receivables. We review the accounts receivable by amounts due by customers which are past due to identify specific customers with known disputes or collectability issues. In determining the amount of the reserve, we make judgments about the creditworthiness of significant customers based on ongoing credit evaluations.

Property and Equipment
Property and equipment are carried at cost less accumulated depreciation and amortization computed using the straight-line method. Computer hardware and software are depreciated over an estimated useful life of 3 years.  Maintenance and repair costs are expensed as incurred.

Revenue Recognition
We follow the revenue recognition guidance in the Revenue Recognition Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC” or “Codification”). We recognize product revenue at the time product is shipped and title has transferred, provided that a purchase order has been received or a contract has been executed, there are no uncertainties regarding customer acceptance, the sales price is fixed and determinable and collectability is deemed probable. If uncertainties regarding customer acceptance exist, revenue is recognized when such uncertainties are resolved. There are no significant post-contract support obligations at the time of revenue recognition. Our accounting policy regarding vendor and post contract support obligations is based on the terms of the customers’ contracts and is billable upon occurrence of the post-sale support. Costs of products sold and services provided are recorded as the related revenue is recognized. Revenue is recognized at the time services or goods are provided, and revenue from short-term rentals is recognized over the rental period which typically ranges from two to four weeks. It is our policy to record contract losses in their entirety in the period in which such losses are foreseeable.

Long-lived Assets
We review our long-lived assets, including property and equipment, for impairment at least annually or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Examples of such events could include a significant disposal of a portion of such assets, an adverse change in the market involving the business employing the related asset, a significant decrease in the benefits realized from an acquired business, difficulties or delays in integrating the business or a significant change in the operations of an acquired business.

GLOBAL DIGITAL SOLUTIONS, INC.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

An impairment test involves a comparison of undiscounted cash flows from the use of the asset to the carrying value of the asset.  Measurement of an impairment loss is based on the amount that the carrying value of the asset exceeds its fair value.  No impairment losses were incurred in the periods presented.

Fair Value Measurements
The carrying amounts of our financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, and short-term debt approximate fair value due to their relatively short maturities.

Debt Issued with Warrants
We account for the issuance of debt and related warrants by allocating the debt proceeds between the debt and warrants based on the relative estimated fair values of the debt security without regard for the warrants and the estimated fair value of the warrants themselves. The amount allocated to the warrants would then be reflected as both an increase to equity, and as a debt discount that would be amortized over the term of the debt. However, in circumstances where warrants must be accounted for as a liability, the full estimated fair value of the warrants is established as both a liability and a debt discount. In some cases, if the value of the warrants is greater than the principal amount received, an immediate interest expense charge is recorded for the excess.

In accounting for convertible debt instruments, the proceeds from issuance of the convertible notes are first allocated between the convertible notes and the warrants. If the amount allocated to convertible notes results in an effective per share conversion price less than the fair value of our common stock on the date of issuance, the intrinsic value of this beneficial conversion feature is recorded as a further discount to the convertible debt with a corresponding increase to additional paid in capital.

Income Taxes
We recognize income taxes under the liability method. We recognize deferred income taxes for differences between the financial reporting and tax bases of assets and liabilities at enacted statutory tax rates in effect for the years in which differences are expected to reverse. We recognize the effect on deferred taxes of a change in tax rates in income in the period that includes the enactment date. We record a valuation allowance to reduce deferred tax assets to the amount that is believed more likely than not to be realized.  We recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured to determine the actual amount of benefit to recognize in our financial statements. See Note 9 for additional information.

Basic and Fully Diluted Loss Per Share
Basic and diluted loss per common share is computed by dividing the loss by the weighted average number of common shares outstanding for the period. Since we have incurred losses attributable to common stockholders during each of the two years ended December 31, 2012 and 2011, diluted loss per common share has not been computed by giving effect to all potentially dilutive common shares that were outstanding during the period. Dilutive common shares consist of convertible preferred stock and incremental shares issuable upon exercise of warrants to the extent that the average fair value of our common stock for each period is greater than the exercise price of the warrants. See Note 10.

Goodwill
Goodwill and indefinite-lived intangible assets are not amortized. Rather, they are tested for impairment at least annually or more frequently if events or changes in circumstances indicate that the asset might be impaired.  Contracts in place, is the only intangible asset with an indefinite life on our consolidated balance sheets.  We have elected December 31 as the date to perform our annual impairment test.

Goodwill is included in the accompanying financial statements as a component of Assets of Discontinued Operations because we never realized the benefits of the acquired Goodwill.

Subsequent Events
We evaluate events that occur subsequent to the balance sheet date of periodic reports, but before financial statements are issued for periods ending on such balance sheet dates, for possible adjustment to such financial statements or other disclosure.

Application of New or Revised Accounting Standards
On April 5, 2012, the Jump-Start Our Business Startups Act (the JOBS Act) was signed into law. The JOBS Act contains provisions that, among other things, reduce certain reporting requirements for an "emerging growth company." As an emerging growth company the Company has elected to not take advantage of the extended transition period afforded by the JOBS Act for the implementation of new or revised accounting standards, and as a result, will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies.

GLOBAL DIGITAL SOLUTIONS, INC.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Recent Accounting Pronouncements

From time to time, the FASB or other standards setting bodies will issue new accounting pronouncements. Updates to the Codification are communicated through issuance of an Accounting Standards Update (“ASU”).

In July 2012, the FASB issued ASU No. 2012-02, Testing Indefinite-Lived Intangible Assets for Impairment. Under this standard, entities testing long-lived intangible assets for impairment now have an option of performing a qualitative assessment to determine whether further impairment testing is necessary. If an entity determines, on the basis of qualitative factors, that the fair value of the indefinite-lived intangible asset is more-likely-than-not less than the carrying amount, the existing quantitative impairment test is required. Otherwise, no further impairment testing is required. For Global, this ASU is effective beginning January 1, 2013, with early adoption permitted under certain conditions. The adoption of this standard is not expected to have a material impact on the Company’s consolidated results of operations or financial condition.

In June 2011, the FASB issued guidance that requires entities to report components of comprehensive income in either a continuous statement of comprehensive income or two separate but consecutive statements. The guidance removes the option to present the components of other comprehensive income (“OCI”) as part of the statement of equity. This guidance is effective for our fiscal year 2012, and must be applied retrospectively for all periods presented in the consolidated financial statements. The new guidance does not apply to entities that have no items of OCI in any period presented. We do not anticipate that this new guidance will have a material impact on its consolidated financial statements.

Note 2 – Financial Instruments

Cash and Cash Equivalents

Our cash and cash equivalents, at December 31, 2012 and 2011, consisted of the following:

	2012	2011
Cash in bank	$385,141	$668
Cash and cash equivalents	$385,141	$668

Note 3 – Fair Value Measurements

Fair value is the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The following fair value hierarchy is used in selecting inputs, with the highest priority given to Level 1, as these are the most transparent or reliable:

Level 1 - Quoted prices for identical instruments in active markets.

Level 2 - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are observable directly or indirectly.

Level 3 - Valuations derived from valuation techniques in which one or more significant inputs are unobservable.

We had no Level 1, Level 2 or Level 3 assets or liabilities at December 31, 2012, or 2011.

GLOBAL DIGITAL SOLUTIONS, INC.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Note 4 – Property and Equipment

Property and equipment at December 31, 2012 and 2011 consisted of the following:

	Estimated Useful Lives (Years)	2012	2011
Computers and software	3	$6,573	$6,573
		6,573	6,573
Less accumulated depreciation and amortization		(6,573)	(6,573)
Property and equipment, net		$-	$-

There was no depreciation expense on property and equipment for either of the years ended December 31, 2012 and 2011.

Note 5 – Convertible Notes Payable

Convertible notes payable totaled $504,309 and $1,926,637 at December 31, 2012 and 2011, respectively. Throughout 2004, we issued non-interest bearing, convertible notes payable and received total proceeds of $1,926,637 from unrelated individuals and an institution. $1,422,328 of the notes were converted into shares of our common stock at the holder’s option at a conversion rate of $0.50 per share in September 2012. The other convertible note, totaling $504,309, held by an institution, is non interest bearing, and is convertible at a conversion price equal to our share’s average trading closing share price for the ten days prior to the closing of the conversion.

Note 6 – Notes Payable

In December, 2012, we entered into a Promissory Note Purchase Agreement, a Secured Promissory Note (“Note”) and Security Agreement with an investor (“Investor”) to lend us $750,000. The Note bears interest at 8 ¼%, is secured by all of our assets and is due on May 1, 2013.  At December 31, 2012 we had received $375,100 in proceeds under this note.

In connection with the Note issuance, the Company granted the note holder, warrants to purchase 3,000,000 shares of common stock. The warrants have an exercise price of $0.15 per share and have a three-year term from their respective note issuance date. Upon issuance, the relative fair value of the 3,000,000 warrants related to the $750,000 note was determined to be $360,000. The relative fair value was determined utilizing a Black-Scholes pricing model. The value assigned to the warrants was recorded as debt discounts on the consolidated balance sheet. The debt discounts are being amortized over the life of the corresponding note using the effective interest method.

Notes payable at December 31, 2012 and 2011 consisted of the following:

Type	Collateral (if any)	Interest Rate	Monthly Payments	Maturity	2012	2011
Private	Assets	8.25%	$-	May-13	$375,100	$-
Private	None	10.00%	$-	May-13	50,000	-
Private	None	10.00%	$-	Dec -13	37,500	-
Private	None	5.00%	$-	Demand	5,000	5,000
Private	None	0.00%	$-	Mar - 12	-	12,500
					467,600	17,500
Less: Unamortized debt discount					(350,000)
Notes payable					$117,600	$17,500

GLOBAL DIGITAL SOLUTIONS, INC.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Note 7 – Commitments and Contingencies

Consulting Agreements
Effective May 9, 2012, we entered into a one-year “referral compensation agreement” with a third party consulting firm pursuant to which the firm would facilitate meetings and introductions on our behalf with certain potential investors in return for our agreement to pay the consulting firm compensation for these introduction.  The consulting firm was issued 250,000 shares of restricted shares of commons stock valued at $15,000.

Effective May 15 2012, we entered into a one-year “referral compensation agreement” with a third party consulting firm pursuant to which the firm would facilitate meetings and introductions on our behalf with certain potential investors in return for our agreement to pay the consulting firm compensation for these introduction.  The consulting firm was issued 500,000 shares of restricted shares of commons stock valued at $25,000.

Effective July 27 2012, we entered into a one-year “referral compensation agreement” with a third party consulting firm pursuant to which the firm would facilitate meetings and introductions on our with certain potential investors in return for our agreement to pay the consulting firm compensation for these introduction.  The consulting firm was issued 250,000 shares of restricted shares of commons stock valued at$13,000.

Office Leases
Through January 2010, we had an operating leases for our office space in Folsom, California. This lease is on a month-to-month basis. The lease required a monthly payment of $300 per month and could be terminated by either party at any time.

Note 8 - Stockholders’ Equity

During the years ended December 31, 2011 and 2012, we issued the following shares of restricted common stock.  At the time of issuance, the issue price was negotiated between the Company and the recipient.

In Consideration For	Date of Issue	Number of Shares	Issue Price	Value
2011
Private Placement for Working Capital	12/07/11	2,975,000	$0.002	$5,950

2012
Bronco Acquisition	01/01/12	4,289,029	$0.035	$150,116
Debt Conversion	04/28/12	3,300,000	$0.002	$6,600
Debt Conversion	05/21/12	6,043,801	$0.052	$314,278
Debt Conversion	09/10/12	2,202,900	$0.500	$1,101,450
Private Placement for Working Capital	01/16/12	416,667	$0.060	$25,000
Private Placement for Working Capital	05/18/12	250,000	$0.100	$25,000
Private Placement for Working Capital	05/21/12	250,000	$0.100	$25,000
Private Placement for Working Capital	10/15/12	750,000	$0.100	$50,000
Preferred Stock Conversion	10/15/12	500,000	$0.002	$1,000
Rent	12/31/12	150,000	$0.090	$13,500
Services	05/21/12	250,000	$0.052	$13,000
Services	10/15/12	500,000	$0.050	$25,000
Services	10/15/12	250,000	$0.052	$13,000

GLOBAL DIGITAL SOLUTIONS, INC.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Common Stock Warrants

We have issued warrants, which are fully vested and available for exercise, as follows:

Class of Warrant	Issued in connection with or for	Number	Exercise Price	Date of Issue	Date of Expiration
Series A	Debt	3,000,000	$0.15	December 2012	December 2015

The valuation of the warrants utilized the following assumptions utilizing the Black-Scholes option-pricing model:

Class of Warrant	Fair Value	Dividend Yield	Volatility	Contractual Lives (Yrs.)	Risk-Free Rate
Series A	$360,000	0.0%	576.79%	3.0	0.39%

The fair value of warrants issued during the year ended December 31, 2012 was $0.12. Our computation of expected volatility is based on our historical volatility. The interest rate is based on the U.S. Treasury Yield curve in effect at the time of grant. We do not expect to pay dividends. The fair value is being amortized over the life of the warrant.

The following is a summary of outstanding and exercisable warrants at December 31, 2012:

	Outstanding			Exercisable
Range of Exercise Prices	Weighted Average Number Outstanding at 12/31/12	Outstanding Remaining Contractual Life (in yrs.)	Weighted Average Exercise Price	Number Exercisable at 12/31/12	Weighted Average Exercise Price

$0.15	3,000,000	3.0	$0.15	3,000,000	$0.15

$0.15	3,000,000	3.0	$0.15	3.000,000	$0.15

The intrinsic value of warrants outstanding at December 31, 2012 was $0.00.

Note 9 - Income Taxes

We have incurred losses since inception, which have generated net operating loss carryforwards.  Pre-tax losses were $519,906 for the year ended December 31, 2012, which includes a pre-tax loss of $310,984 from continuing operations and a pre-tax loss of $208,922 from discontinued operations, and $94,805 from continuing operations for the year ended December 31, 2011.  At December 31, 2012, we had a federal net operating loss carryforward of approximately $609,000 that will expire beginning in 2024.  Current or future ownership changes may limit the future realization of these net operating losses.  Our policy is to record interest and penalties associated with unrecognized tax benefits as additional income taxes in the consolidated statements of operations. As of January 1, 2012, we had no unrecognized tax benefits, or any tax related interest or penalties. There were no changes in our unrecognized tax benefits during the year ended December 31, 2012. We did not recognize any interest or penalties during 2012 or 2011 related to unrecognized tax benefits.

Section 382 of the Internal Revenue Code generally imposes an annual limitation on the amount of net operating loss carryforwards that may be used to offset taxable income when a corporation has undergone significant changes in its stock ownership. There can be no assurance that we will be able to utilize any net operating loss carryforwards in the future.

GLOBAL DIGITAL SOLUTIONS, INC.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

We recognize deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax loss carryforwards.  We have established a valuation allowance to reflect the likelihood of realization of deferred tax assets.  There is no income tax benefit for the losses for the years ended December 31, 2012 and 2011, since management has determined that the realization of the net deferred tax asset is not more likely than not to be realized and has created a valuation allowance for the entire amount of such benefit.

At December 31, 2012 and 2011, the significant components of our deferred tax assets and liabilities were as follows:

	2012	2011
Deferred tax assets:
Net operating loss	$103,368	$17,848
Stock compensation	21,112	-
Accrued expenses	96,377	19,917
Gross deferred tax assets	220,857	37,765
Less: Valuation Allowance	(220,857)	(37,765)
Net deferred tax assets	$-	$-

A reconciliation of the Federal statutory rate to the Company’s effective tax rate for the years ended December 31, 2012 and 2011 is as follows:

	2012	2011
Federal statutory rate	34.0%	34.0%
State income taxes, net of federal benefit	5.8%	5.8%
Decrease in income taxes resulting from:
Change in valuation allowance	-39.8%	-39.8%
Effective tax rate	0.0%	0.0%

Note 10 - Loss Per Common Share

Basic and diluted loss per common share is computed by dividing the loss by the weighted average number of common shares outstanding for the period.  Since we incurred losses attributable to common stockholders during the years ended December 31, 2012 and 2011, diluted loss per common share has not been computed by giving effect to all potentially dilutive common shares that were outstanding during the years ended December 31, 2012 and 2011.  Dilutive common shares consist of shares issuable on the conversion of preferred stock and incremental shares issuable upon the exercise of warrants to the extent that the average fair value of our common stock for each period is greater than the exercise price of the warrant.

GLOBAL DIGITAL SOLUTIONS, INC.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

The following table sets forth the computation of basic and diluted loss per common share:

	2012	2011
Numerator:
Loss from continuing operations	$(310,984)	$(94,805)
Loss from discontinued operations	(208,922)	-
Loss attributable to the noncontrolling interest	(28,815)	-
Net loss	$(519,906)	$(94,805)

Denominator:
Weighted-average shares outstanding	45,302,055	30,331,670
Effect of dilutive securities (1)	-	-
Weighted-average diluted shares	45,302,055	30,331,670

Loss per common share – basic and diluted:
Continuing operations	$(0.01)	$(0.00)
Discontinued operations	(0.00)	(0.00)
Attributable to the noncontrolling interest	(0.00)	(0.00)
Total – basic and diluted	$(0.01)	$(0.00)

(1)
 The following common stock equivalents outstanding as of December 31, 2012 and 2011 were not included in the computation of dilutive loss per share because the net effect would have been anti-dilutive:

	2012	2011
Warrants	3,000,000	-
Preferred stock	-	1,000,000
Total common stock equivalents	3,000,000	1,000,000

Note 11  - Acquisitions

Acquisition of Bronco Communications, LLC
In January 2012, we acquired 51% of Bronco in consideration for the issuance of 4,289,029 shares of our restricted common stock valued at $0.035 per share, or $150,116. The 49% interest we did not acquire is accounted for as a noncontrolling interest. The purchase price was allocated to the assets acquired based on the fair values at the acquisition date. The goodwill acquired was valued at $351,653. The financial results of Bronco are included in these consolidated financial statements as of January 1, 2012, the date control was acquired, in accordance with the Codification for business combinations.  The purchase price was allocated as follows:

Goodwill is comprised as follows:
Cash and cash equivalents	$5,325
Accounts receivable	53,342
Property and equipment	63,792
Total Assets	$122,459
Accounts payable and accrued expenses	$79,536
Notes payable	71,498
Total Liabilities	$151,034
Net liabilities assumed	$(28,575)
Fair value of assets acquired	$323,078
Goodwill	$351,653
Fair value of net assets acquired is comprised as follows:
Fair value of common stock issued	$150,116
Fair value of non-controlling interest	$172,962
Fair value of net assets acquired	$323,078

On January 1, 2013, we disposed of our entire interest in Bronco.

GLOBAL DIGITAL SOLUTIONS, INC.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

Agreement to Acquire Airtronic USA, Inc.
On August 13, 2012, we entered into a Letter of Intent (“LOI”) to acquire 70% of Airtronic USA, Inc. (“Airtronic”), a debtor in possession under chapter 11 of the Bankruptcy Code in a case pending in the US Bankruptcy Court for the Northern District of Illinois, Eastern Division (the Bankruptcy Court”).  On October 22, 2012, we memorialized the terms of the LOI and entered into an Agreement of Merger and Plan of Reorganization (“Merger Agreement”) to acquire 70% of Airtronic (the “Merger”) upon the effective date that Airtronic’s bankruptcy case is discharged by the Bankruptcy Court. We may acquire the remaining 30% of Airtronic two years after the closing of the Merger based upon a 4 times EBITDA valuation of Airtronic as set forth in the Merger Agreement. We are working with Airtronic, and its secured and unsecured creditors, to file a consensual plan of reorganization.

We agreed to contribute to Airtronic, at the closing of the Merger, $2 million less any amounts then outstanding on the Bridge Loan discussed below. We also agreed to issue to the employees of Airtronic options to acquire 4,960,852 shares of our common stock an exercise price of $0.04, the fair market value of our common stock on the date we entered into the LOI exercisable for a period of ten years. See Note 14 for changes to the Merger Agreement subsequent to December 31, 2012.

Airtronic, founded in 1990 and based in Elk Grove Village, Illinois, is an electro-mechanical engineering design and manufacturing company that provides small arms and small arms spare parts to the U.S. Department of Defense, foreign militaries, and the law enforcement market. Airtronic’s products include grenade launchers, rocket propelled grenade launchers, grenade launcher guns, flex machine guns, grenade machine guns, rifles, and magazines.

On October 22, 2012, we entered into a Debtor In Possession Note Purchase Agreement (“Bridge Loan”) with Airtronic. We agreed to lend Airtronic up to a maximum of $2,000,000, with the first initial advance set at a maximum of $750,000, evidenced by an 8¼% Secured Promissory Note with an original principal amount of $750,000 made by Airtronic in favor of the Company (the “Original Note”) and a Security Agreement securing all of Airtronic’s assets. As of December 31, 2012 we had not advanced any funds to Airtronic under the Bridge Loan and Original Note. The Original Note bears interest at 8¼% per annum, is secured by all of Airtronic’s assets and, unless an event of default shall have previously occurred and be continuing, the full amount of principal and accrued interest under the note shall be due and payable on the date the Bankruptcy Court has discharged the Airtronic bankruptcy case. See Note 16, “Subsequent Events”, for amendments to the Bridge Loan subsequent to December 31, 2012.

Note 12 – Discontinued Operations

In accordance with ASC Topic 205, “Presentation of Financial Statements-Discontinued Operations”, we have presented the results of operations of Bronco as discontinued operations for the year ended December 31, 2012. The following table details the operating results included of discontinued operations:

Year Ended December 31, 2012
Net sales	$144,337
Cost of goods sold	114,071
Gross profit	30,266
Selling, general and administrative expenses	236,564
Interest expense	7,000
Other income	(4,376)
Loss before provision for income taxes	(208,922)
Provision for income taxes	-
Loss from discontinued operations	$(208,922)

GLOBAL DIGITAL SOLUTIONS, INC.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

December 31, 2012
Assets
Cash and cash equivalents	$96
Property and equipment, net	43,384
Goodwill	351,653
Assets of discontinued operations	$395,133

Liabilities
Accounts payable and accrued expenses	$33,974
Liabilities of discontinued operations	$33,974

On January 1, 2013, we disposed of our entire interest in Bronco.

Note 13 – Related Party Transactions

Our chief executive officer and chief financial officer, William J. Delgado, was paid $1,900 and we accrued unpaid wages of $50,000 in the year ending December 31, 2011.  Mr. Delgado was paid $58,646 and we accrued unpaid wages of $191,344 in the year ending December 31, 2012.  At December 31, 2011, we owed Mr. Delgado $600,000 under a convertible note payable which was converted into 1.2 million shares of our restricted common stock valued at $0.50 per share in September 2012. Mr. Delgado owned 66,000 shares of our common stock at December 31, 2011 and December 31, 2012 respectively.

Note 14 - Concentrations

Concentrations of Credit Risk
Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash and accounts receivable.

We maintain deposit balances at various financial institutions that, from time to time, may exceed federally insured limits. As of December 31, 2012, we had deposits in excess of federally insured limit of $250,000. We maintained this balance with a high quality financial institution, which we believe limits this risk. At December 31, 2011, we did not have any deposits in excess of federally insured limits.

Note 15 – Subsequent Events

We have completed an evaluation of all subsequent events after the audited balance sheet date of December 31, 2012 through October 7, 2013, the date this Registration Statement on Form 10 was submitted to the SEC, to ensure that this filing includes appropriate disclosure of events both recognized in the financial statements as of December 31, 2012, and events which occurred subsequently but were not recognized in the financial statements. We have concluded that no subsequent events have occurred that require disclosure, except as disclosed within these financial statements and except as described below.

Convertible Notes and Warrant
In December 2012, we entered into a Promissory Note Purchase Agreement, a Secured Promissory Note (“Note”) and Security Agreement with the Investor to lend us $750,000. The Note bears interest at 8 ¼%, is secured by all of our assets and is due on May 1, 2013.  In connection with the transaction, we issued to the Investor a warrant to acquire 3,000,00 shares of our common stock at an exercise price of $0.15, exercisable for a period of three years (the “Warrant”). In May 2013, as discussed below, the exercise price of the Warrant was reduced to $0.10.

We allocated the $360,000 fair value of the Warrant calculated using a Black-Scholes pricing model. We calculated that the fair market value of the beneficial conversion feature (“BCF”) of the Note is $393,243, and we are amortizing the BCF over the life of the loan using the effective interest rate method.

On May 6, 2013, the Company and the Investor amended the Promissory Note Purchase Agreement and the related Secured Promissory Note, Security Agreement and Warrant to:

(1)	Extend the Note’s maturity date to July 1, 2013;
(2)	Provide that on or before the maturity date, we may elect to convert the Note into 3,000,000 shares of our common stock at a conversion price of $0.25; and
(3)	Reduce the exercise price of the Warrant from $0.15 to $0.10.

GLOBAL DIGITAL SOLUTIONS, INC.
Notes to Consolidated Financial Statements
December 31, 2012 and 2011

On July 1, 2013, we elected to convert the Note and issued the Investor 3 million shares of our restricted common stock valued at $750,000.  On August 19, 2013 the Warrant was exercised and we received proceeds of $300,000 in consideration for the issuance of 3,000,000 shares of our restricted common stock.

Bridge Loan to Airtronic
On October 22, 2012, we entered into the Bridge Loan with Airtronic as discussed in Note 11.  At December 31, 2012 we had not advanced any funds to Airtronic under the Bridge Loan. In March 2013, the Company and Airtronic amended the Bridge Loan to provide for a maximum advance of up to $700,000 in accordance with draws submitted by Airtronic and approved by the Company in accordance with the budget set forth in the amendment.

On June 26, 2013, we agreed to a second modification of the Bridge Loan agreement with Airtronic, and agreed to loan Airtronic up to an additional $550,000 under the Bridge Loan.  On August 5, 2013, we entered into the Second Bridge Loan Modification and Ratification Agreement, a new 8¼% secured promissory note for $550,000 (the “New Note”), and a Security Agreement with the CEO of Airtronic, securing certain intellectual property for patent-pending applications and trademarks that were registered in her name.

As of August 5, 2013, we had advanced $683,640 under the Bridge Loan to Airtronic.

Acquisition of Airtronic
On October 22, 2012, we into a Merger Agreement to acquire 70% of Airtronic as discussed in Note 11.  On June 26, 2013 we agreed to enter into a modification of the Merger Agreement (“Modification Agreement”), which was approved by the Bankruptcy Court on June 28, 2013.  The Modification Agreement provides that, contemporaneously with the closing of the Merger, we will contribute a noninterest bearing note to Airtronic in lieu of the $2,000,000 cash contribution set forth in the Merger Agreement (the “Parent Note”).  The initial principal balance of the Parent Note shall be equal to $2,000,000 less the following amounts to be funded or previously funded by the Company:

1.	The outstanding balance of principal, accrued interest and other amounts then due and owing under the terms of Original Note.
2.
The total amount of cash and the value of the Company’s shares of common stock that we shall make available for the settlement of any class of claim or claim pursuant to Airtronic’s approved Plan of Reorganization in its bankruptcy proceeding currently pending before the Bankruptcy Court, as discussed below; and

3.	All other amounts funded or advanced by the Company to or for the benefit of Airtronic prior to the closing date of the Merger.

Contemporaneously with the closing of the Merger, the Original Note shall be cancelled; however, the New Note shall remain in full force and effect in accordance with its terms, as shall all security agreements, loan agreements and related documents to the extent they secure, supplement, are incorporated in or relate to the New Note.

Airtronic Plan of Reorganization
On August 21, 2013, Airtronic, with our consent, filed an Amended Plan of Reorganization with the Bankruptcy Court. (the “Plan”).  The Plan was confirmed on October 2, 2013. The Plan provides, among other things, that Airtronic’s secured and unsecured creditors may elect to take shares of our common stock, valued at $0.50 per share, saleable after twelve months with “Price Protection”.  Price Protection shall mean that if a holder of our common stock issued pursuant to the Amended Plan sells its shares in whole or in part in an arm’s-length transaction for a fair market value less than $0 .50 per share after twelve months from the effective date of the Plan, but before twenty-four months from the effective date of the Plan, then the shareholder shall be provided with an amount of new shares of our common stock equal to the result of the following formula: (x) the sales price the shareholder would have received if its shares of our common stock had sold for $0 .50 per share minus the actual sales price received by the shareholder for our common stock; divided by (y) the actual price per share received by the shareholder.

Sale of Common Stock
Between September 20, 2013 and September 25, 2013, we sold 2.2 million shares of our common stock and received gross proceeds of $990,000.

GLOBAL DIGITAL SOLUTIONS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2013	2012
Assets
Current Assets
Cash and cash equivalents	$609,431	$385,141
Note receivable	695,961	-
Prepaid expenses	165,000	-
Other current assets	28,000	-
Total current assets	1,498,392	385,141

Property and equipment, net	-	-

Assets of discontinued operations	-	395,133

Total assets	$1,498,392	$780,274

Liabilities and Stockholders' Equity (Deficit)
Current Liabilities
Accounts payable	$79,367	$155
Accrued expenses	283,954	191,344
Convertible notes payable	1,254,309	504,309
Notes payable	55,000	117,600
Total current liabilities	1,672,630	813,408

Liabilities of discontinued operations	-	33,974

Total Liabilities	1,672,630	847,382

Commitments and Contingencies (Note 4)

Stockholders’ equity (deficit)
Preferred stock, $0.001 par value, 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.001 par value, 100,000,000 shares authorized, 83,342,117 and 52,263,451 shares issued and outstanding	83,343	52,264
Additional paid-in capital	10,318,335	7,326,336
Accumulated deficit	(10,575,916)	(7,561,122)
Total Global Digital Solutions, Inc. stockholders' equity (deficit)	(174,238)	(182,522)
Noncontrolling interest	-	115,414
Total stockholders’ equity (deficit)	(174,238)	(67,108)

Total liabilities and stockholders' equity (deficit)	$1,498,392	$780,274

See the accompanying notes to condensed consolidated financial statements.

GLOBAL DIGITAL SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Revenue	$-	$-	$-	$-

Cost of revenue	-	-	-	300

Gross profit (loss)	-	-	-	(300)

Operating expenses
Selling, general and administrative expenses	1,368,497	109,280	2,047,696	144,260
Other (income)/expense
Interest income	(10,416)	-	(12,321)	-
Interest expense	662,302	-	708,198	-
Total costs and expenses	2,020,383	109,280	2,743,573	144,260

Loss from continuing operations before provision for income taxes	(2,020,383)	(109,280)	(2,743,573)	(144,560)

Provision for income taxes	-	-	-	-

Loss from continuing operations	(2,020,383)	(109,280)	(2,743,573)	(144,560)

Loss from discontinued operations	(25,477)	(61,458)	(271,221)	(229,674)

Net loss	(2,045,860)	(170,738)	(3,014,794)	(374,234)

Loss attributable to the noncontrolling interest	-	(30,114)	-	(38,983)

Net loss attributable to Global Digital Solutions, Inc.	$(2,045,860)	$(140,624)	$(3,014,794)	$(335,251)

Loss per common share attributable to Global Digital Solutions, Inc.
common stockholders - basic and diluted:
Loss from continuing operations	$(0.03)	$(0.00)	$(0.05)	$(0.00)
Loss from discontinued operations	-	-	-	(0.01)
Loss attributable to the noncontrolling interest	-	-	-	-
Net loss	$(0.03)	$(0.00)	$(0.05)	$(0.01)

Shares used in computing net loss per share:
Basic and diluted	63,943,788	43,095,893	58,598,393	40,421,599

See the accompanying notes to condensed consolidated financial statements.

GLOBAL DIGITAL SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIT)
FOR THE SIX MONTHS ENDED JUNE 30, 2013

					Additional
	Preferred Stock		Common Stock		Paid-In	Accumulated	Noncontrolling
	Shares	Amount	Shares	Amount	Capital	Deficit	Interest	Total

Balance, December 31, 2012	-	$-	52,263,451	$52,264	$7,326,336	$(7,561,122)	$115,414	$(67,108)
Loss on disposal of discontinued operations							(115,414)	(115,414)
Stock-based compensation expense	-	-	26,000,000	26,000	1,368,958	-		1,394,958
Shares or warrants issued for services			1,810,666	1,811	373,722			375,533
Sale of common stock			3,268,000	3,268	922,832			926,100
Issuance of warrant included in the convertible debt					326,487			326,487
Net loss						(3,014,794)		(3,014,794)
Balance, June 30, 2013	-	-	83,342,117	$83,343	$10,318,335	$(10,575,916)	$-	$(174,238)

See the accompanying notes to condensed consolidated financial statements.

GLOBAL DIGITAL SOLUTIONS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended
	June 30,
	2013	2012
Operating Activities
Net loss	$(3,014,794)	$(374,234)
Adjustments to reconcile net loss to net cash used
in operating activities:
Stock- based compensation expense	1,371,958	-
Common stock issued in payment of services	375,533	15,000
Amortization of debt discount	676,487	-
Changes in operating assets and liabilities:
Prepaid expenses	(165,000)	-
Other assets	(5,000)	-
Accounts payable	79,212	72,987
Accrued expenses	92,610	-
Cash provided by discontinued operations	245,745	162,025
Net cash used in operating activities	(343,249)	(124,222)

Investing Activities
Loans to Airtronic USA, Inc.	(695,961)	-
Net cash used in investing activities	(695,961)	-

Financing Activities
Proceeds from sale of common stock	926,100	75,000
Proceeds from short-term debt	374,900	85,000
Payments on short-term debt	(37,500)	(35,000)
Net cash generated by financing activities	1,263,500	125,000

Net increase in cash and cash equivalents	224,290	778

Cash and cash equivalents at beginning of year	385,141	668

Cash and cash equivalents at end of period	$609,431	$1,446

Supplementary disclosure of non-cash investing and financing activities
Purchase of Bronco with common shares	$-	$150,116

See the accompanying notes to condensed consolidated financial statements.

GLOBAL DIGITAL SOLUTIONS, INC.
Notes to Condensed Consolidated Financial Statements
June 30, 2013 and 2012

Note 1 – Organization, Liquidity and Summary of Significant Accounting Policies

Organization and History

Effective as of March 23, 2004, Creative Beauty Supply, Inc., ("Creative"), a New Jersey corporation that was incorporated on August 28, 1995, acquired Global Digital Solutions, Inc., a Delaware corporation ("Global”). The merger was treated as a recapitalization of Global. Creative changed its name to Global Digital Solutions, Inc. (“We” or the “Company). The Company disposed of its pre-merger assets and liabilities and succeeded to the business of Global. Although Creative was the legal acquiror, Global became the accounting acquiror of the Company for financial statement purposes. On January 8, 2004, Global acquired Pacific ComTel, Inc., a company that provided structured cabling design, installation and maintenance for leading information technology companies, federal, state and local government, major businesses, educational institutions, and telecommunication companies.

Our mission was to target the United States government contract marketplace for audio and video services. The U.S. government and commercial marketplaces have budgeted over the long term to upgrade existing telephony, computer, and outsourcing systems across the spectrum of communications, security, and services marketplace segments. Due to significant capital constraints, we wound down the majority of our operations in June of 2005, but continued to operate a small operations team in Northern California.

We changed our fiscal year end from June 30 to December 31 in June, 2009.

On January 1, 2012, we acquired a 51% stake in Bronco Communications, LLC, a Nevada limited liability corporation (“Bronco”), operating in Nevada-California as a regional telecommunications subcontractor located in Folsom, California from a related party.

On May 1, 2012, with the support of our major shareholders, we made the decision to wind down and discontinue our operations in the telecommunications area, including the operations of Bronco, and refocus our efforts in the area of small arms manufacturing, knowledge-based and culturally attuned social consulting and security-related solutions in unsettled areas. We continued to operate Bronco through December 31, 2012, although we reflected its results of operations as discontinued operations in the accompanying financial statements. On January 1, 2013 we disposed of our interest in Bronco and no longer hold any interest in Bronco Communications.

In December 2012 we incorporated GDSI Florida LLC, and in January 2013 we incorporated Global Digital Solutions, LLC, both Florida limited liability companies.

Liquidity

We have sustained losses and experienced negative cash flows from operations since inception and, at June 30, 2013, we had cash and cash equivalents of $609,431, a working capital deficit of $174,238 and an accumulated deficit of $10,575,916. These factors raise substantial doubt about our ability to continue to operate in the normal course of business. We have funded our activities to date almost exclusively from equity and debt financings.

We will continue to require substantial funds to continue development of our core business. Management’s plans in order to meet our operating cash flow requirements include (i) financing activities such as private placements of common stock, and issuances of debt and convertible debt instruments and (ii) the establishment of strategic relationships which we expect will lead to the generation of additional revenue or acquisition opportunities.

While we believe that we will be successful in obtaining the necessary financing to fund our operations, there are no assurances that such additional funding will be achieved or that we will succeed in our future operations. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

The Company’s independent registered accounting firm have expressed substantial doubt about our ability to continue as a going concern as a result of our history of net loss. Our ability to achieve and maintain profitability and positive cash flow is dependent upon our ability to successfully execute the plans to pursue the acquisition as described in this Form 10. The outcome of these matters cannot be predicted at this time. These consolidated financial statements do not include any adjustments to the amounts and classifications of assets and liabilities that might be necessary should we be unable to continue its business.

The year-end condensed consolidated balance sheet data was derived from audited financial statements, but does not include all disclosures required by accounting principles generally accepted in the United States of America.  The interim financial information in this report has not been audited. In the opinion of the Company’s management, all adjustments (consisting of normal recurring adjustments) considered necessary for fair financial statement presentation have been made. Results of operations reported for interim periods may not be indicative of the results for the entire year. These condensed consolidated financial statements and accompanying notes should be read in conjunction with the Company’s annual consolidated financial statements and the notes thereto for the year ended December 31, 2012, included elsewhere in this Form 10.

GLOBAL DIGITAL SOLUTIONS, INC.
Notes to Condensed Consolidated Financial Statements
June 30, 2013 and 2012

Summary of Significant Accounting Policies

 Accounting Method
The Company’s financial statements are prepared using the accrual basis of accounting in accordance with principles generally accepted in the United States of America. The consolidated financial statements include our accounts and the accounts of our wholly owned and majority-owned subsidiary in 2012. As of January 1, 2013, we disposed of Bronco Communications.

Use of Estimates
The preparation of consolidated financial statements in conformity with accounting principles generally acceptable (“GAAP”) in the United States of America (“U.S.”) requires us to make estimates and assumptions that affect the amounts reported and disclosed in the financial statements and the accompanying notes. Actual results could differ materially from these estimates. On an ongoing basis, we evaluate our estimates, including those related to accounts receivable, fair values of financial instruments, useful lives of property and equipment, income taxes, and contingent liabilities, among others. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

Non-Controlling Interest
The Company owned 51% of the outstanding stock of Bronco at December 31, 2012 and disposed of this interest effective January 1, 2013. The financial information related to Bronco was consolidated into our financial statements in 2012, which included an accounting for non-controlling interest.

Debt Issued with Warrants
We account for the issuance of debt and related warrants by allocating the debt proceeds between the debt and warrants based on the relative estimated fair values of the debt security without regard for the warrants and the estimated fair value of the warrants themselves. The amount allocated to the warrants would then be reflected as both an increase to equity, and as a debt discount that would be amortized over the term of the debt. However, in circumstances where warrants must be accounted for as a liability, the full estimated fair value of the warrants is established as both a liability and a debt discount. In some cases, if the value of the warrants is greater than the principal amount received, an immediate interest expense charge is recorded for the excess.

In accounting for convertible debt instruments, the proceeds from issuance of the convertible notes are first allocated between the convertible notes and the warrants. If the amount allocated to convertible notes results in an effective per share conversion price less than the fair value of our common stock on the date of issuance, the intrinsic value of this beneficial conversion feature is recorded as a further discount to the convertible debt with a corresponding increase to additional paid in capital.

Provision for Income Taxes
Income taxes are calculated based upon the asset and liability method of accounting.  Deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end.  A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the “more likely than not” standard to allow for recognition of such an asset.  In addition, realization of an uncertain income tax position must be estimated as “more likely than not” (i.e., greater than 50% likelihood of receiving a benefit) before it can be recognized in the financial statements.  Further, the recognition of tax benefits recorded in the financial statements, if any, is based on the amount most likely to be realized assuming a review by tax authorities having all relevant information.

Subsequent Events
We evaluate events that occur subsequent to the balance sheet date of periodic reports, but before financial statements are issued for periods ending on such balance sheet dates, for possible adjustment to such financial statements or other disclosure.

Stock Based Compensation
We adopted the fair value recognition provisions of ASC 718, "Compensation – Stock Compensation”.  Under the fair value recognition provisions, we are required to measure the cost of employee services received in exchange for share-based compensation measured at the grant date fair value of the award.  Compensation expense is recorded for all share-based awards granted to either non-employees, or employees and directors on or after January 1, 2013.  Accordingly, compensation expense of $1,001,410, for vesting of common stock, restricted stock grants and warrants to consultants and officers and directors is recorded in the accompanying statements of operations for the period ended June 30, 2013.

The Company accounts for the issuance of equity instruments (including warrants) to acquire goods and services based on the fair value of the goods and services or the fair value of the equity instrument at the time of issuance, whichever is more reliably measurable.

GLOBAL DIGITAL SOLUTIONS, INC.
Notes to Condensed Consolidated Financial Statements
June 30, 2013 and 2012

Cash and Cash Equivalents
Our cash and cash equivalents at June 30, 2013 and December 31, 2012 consisted of the following:

	2013	2012
Cash in bank	$609,431	$385,141
Cash and cash equivalents	$609,431	$385,141

Fair Value Measurements
Fair value is the price that would be received upon sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The following fair value hierarchy is used in selecting inputs, with the highest priority given to Level 1, as these are the most transparent or reliable:

Level 1 - Quoted prices for identical instruments in active markets.

Level 2 - Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which all significant inputs are observable directly or indirectly.

Level 3 - Valuations derived from valuation techniques in which one or more significant inputs are unobservable.

We had no Level 1, Level 2 or Level 3 assets or liabilities at June 30, 2013 and December 31, 2012.

Concentrations of Credit Risk
Financial instruments that potentially subject us to concentrations of credit risk consist primarily of cash and accounts receivable.

We maintain deposit balances at various financial institutions that, from time to time, may exceed federally insured limits. As of June 30, 2013 and December 31, 2012, we had deposits in excess of the federally insured limit of $250,000. We maintained this balance with a high quality financial institution, which we believe limits this risk.

Note 2 – Note Receivable

On October 22, 2012, we entered into a Debtor In Possession Note Purchase Agreement (“Bridge Loan”) with Airtronic. We agreed to lend Airtronic up to a maximum of $2,000,000, with an initial advance of $750,000 evidenced by an 8¼% Secured Promissory Note with an original principal amount of $750,000 made by Airtronic in favor of the Company (the “Original Note”) and a Security Agreement securing all of Airtronic’s assets. As of December 31, 2012 we had not advanced any funds to Airtronic under the Bridge Loan and Original Note. The Original Note bears interest at 8¼% per annum, is secured by all of Airtronic’s assets and, unless an event of default shall have previously occurred and be continuing, the full amount of principal and accrued interest under the note shall be due and payable on the date the Bankruptcy Court has discharged the Airtronic bankruptcy case. In March 2013, the Company and Airtronic amended the Bridge Loan to provide for a maximum advance of up to $700,000 in accordance with draws submitted by Airtronic and approved by the Company in accordance with the budget set forth in the amendment.  On June 26, 2013, we agreed to a second modification of the Bridge Loan agreement with Airtronic, and agreed to loan Airtronic up to an additional $550,000 under the Bridge Loan.  On August 5, 2013, we entered into the Second Bridge Loan Modification and Ratification Agreement, a new 8¼% secured promissory note for $550,000 (the “New Note”), and a Security Agreement with the CEO of Airtronic, securing certain intellectual property for patent-pending applications and trademarks that were registered in her name.

Note 3 – Notes Payable

Convertible notes payable at June 30, 2013 and December 31, 2012 consisted of the following:

Type	Collateral (If any)	Interest Rate	Monthly Payment	Maturity	2013	2012
Laurus Master Fund	None	5.00%	$-	May-13	$504,309	$504,309
Private	Assets	8.25%	$-	Jul-13	750,000	-
					$1,254,309	$504,309

Throughout 2004, we issued convertible notes payable and received total proceeds of $1,926,637 from unrelated individuals and an institution. In September 2012 $1,422,328 of the notes were converted into shares of our common stock at a conversion rate of $0.50 per share. The other convertible note, totaling $504,309, held by an institution, is non interest bearing, and is convertible at a fixed conversion price equal to our share’s average trading closing share price for the ten days prior to the closing of the conversion.

GLOBAL DIGITAL SOLUTIONS, INC.
Notes to Condensed Consolidated Financial Statements
June 30, 2013 and 2012

On May 6, 2013, as discussed below, we amended the terms of a Note payable to a private investor (“Investor”) and (i) extended the maturity date to July 1, 2013, (ii) provided that the note may be convertible to shares of our common price at a conversion price of $.25, and reduced the exercise price of the warrant issued in connection with the note payable from $.15 to $.10.

In connection with the note issuance, we granted the note holder, warrants to purchase 3,000,000 of shares of our common stock (the “Warrant”). The Warrant has an exercise price of $0.10 per share and have a three year term from the note issuance date. Upon issuance, the relative fair value of the Warrant was determined to be $360,000. The relative fair value was determined utilizing a Black-Scholes pricing model. A beneficial conversion feature of $393,243 resulted from a conversion price of $0.25, while the fair value of the common was $0.30. Both the value assigned to the warrants and the value assigned to the resulting beneficial conversion feature, were recorded as debt discount on the consolidated balance sheet. The debt discount is being amortized over the life of the note using the effective interest method.

Notes payable at June 30, 2013 and December 31, 2012 consisted of the following:

Type	Collateral (if any)	Interest Rate	Monthly Payments	Maturity	June 30, 2013	December 31, 2012
Private	Assets	8.25%	$-	May-13	$-	$375,100
Private	None	10.00%	$-	May-13	50,000	50,000
Private	None	10.00%	$-	Dec -13	-	37,500
Private	None	5.00%	$-	Demand	5,000	5,000
					55,000	467,600
Less: Unamortized debt discount					-	(350,000)
Notes payable					$55,000	$117,600

In December 2012, we entered into a Promissory Note Purchase Agreement, a Secured Promissory Note (“Note”) and Security Agreement with the Investor to lend us $750,000. The Note bears interest at 8¼%, is secured by all of our assets and is due on May 1, 2013.  In connection with the transaction, we issued to the Investor the Warrant.

We allocated the $360,000 fair value of the Warrant calculated using a Black-Scholes pricing model. We calculated that the fair market value of the beneficial conversion feature (“BCF”) of the Note is $393,243, and we are amortizing the BCF over the life of the loan using the effective interest rate method.

On May 6, 2013, the Company and the Investor amended the Promissory Note Purchase Agreement and the related Secured Promissory Note, Security Agreement and Warrant to:

(1)	Extend the Note’s maturity date to July 1, 2013;
(2)	Provide that on or before the maturity date, we may elect to convert the Note into 3,000,000 shares of our common stock at a conversion price of $.25; and
(3)	Reduce the exercise of the Warrant from $0.15 to $0.10.

For financial reporting purposes, on May 6, 2013, the Note was considered paid and we recorded a convertible note of $750,000 – see Convertible Notes above.

Note 4 – Commitments and Contingencies

Effective January 1, 2013, we entered into a three-month consulting agreement with a consulting firm pursuant to which the firm would provide investor relations services.  The consulting firm was issued 500,000 shares of restricted shares of common stock valued at $50,000 and the expense was recognized over the three-month service period.

GLOBAL DIGITAL SOLUTIONS, INC.
Notes to Condensed Consolidated Financial Statements
June 30, 2013 and 2012

Effective April 3, 2013, we entered into a twelve-month consulting agreement with a consultant pursuant to which the consultant would provide investor relations services.  The consultant was issued 500,000 shares of restricted shares of common stock valued at $50,000 and the expense is being recognized over the term of the agreement. In June 2013, we entered into an amendment to the consulting agreement.  The consultant agreed to provide additional services over the remaining term of the agreement and, in consideration, we issued the consultant 250,000 shares of our restricted common stock valued at $125,000 and we agreed to issue the consultant a warrant to purchase 500,000 shares of our common stock at an exercise price of $.50, with a fair market value of $250,000.  The warrant was issued on July 1, 2013.

Note 5 - Stockholders’ Equity

Preferred Stock
We are authorized to issue 10,000,000 shares of noncumulative, non-voting, nonconvertible preferred stock, $0.001 par value per share.  At June 30, 2013 and December 31, 2012, no shares of preferred stock were outstanding.

Common Stock
We are authorized to issue 100,000,000 shares of common stock, $0.001 par value per share.  At June 30, 2013 and December 31, 2012, 83,342,117 and 52,513,451 shares were issued and outstanding, respectively.

During the six-month period ended June 30, 2013, we issued the following shares of restricted common stock.  At the time of issuance, the issue price was negotiated between the Company and the recipient:

In Consideration For	Date of Issue	Number of Shares	Price		Value
Services	1/1/13	1,000,666	$0.100		$99,700
Stock-based compensation	1/10/13	11,000,000	$0.120	*	11,000
Services	4/15/13	500,000	$0.100		50,000
Private placement	4/15/13	250,000	$0.100		25,000
Private placement	5/31/13	200,000	$0.250		50,000
Private placement	6/6/13	2,150,000	$0.250		537,500
Services	6/25/13	310,000	$0.500		155,000
Stock based compensation	6/25/13	15,000,000	$0.260	*	15,000
Private placement	6/25/13	408,000	$0.450		183,600
Private placement	6/30/13	260,000	$0.500		130,000
		31,078,666			$1,256,800

* - Stock-based compensation was calculated at fair value on the grant date and the expense is being amortized over the vesting period and service period.  $3,929,423 of compensation expense will be recognized over the next seven to 10 months.

Common Stock Warrants
We have issued warrants, which are fully vested and available for exercise, as follows:

Warrant	Issued in connection with or for	Number	Exercise Price	Date of Issue	Date of Expiration
A-1	Debt	3,000,000	$.10	December 2012	December 2015
A-2	Services	1,000,000	$.15	May 2013	May 2018
A-3	Services	500,000	$.50	June 25, 2013	June 2018

The valuation of the warrants utilized the following assumptions utilizing a Black-Scholes pricing model:

Warrant	Fair Value	Dividend Yield	Volatility	Contractual Lives (Yrs.)	Risk-Free Rate
A-1	$360,000	0.00%	576.79%	3.0	0.39%
A-2	$300,000	0.00%	593.00%	5.0	0.84%
A-3	$250,000	0.00%	598.12%	5.0	1.20%

The fair value of warrants issued during the six-month period ended June 30, 2013 ranged from $0.15 to $0.50. Our computation of expected volatility is based on our historical volatility. The interest rates are based on the U.S. Treasury Yield curve in effect at the time of grant. We do not expect to pay dividends. The fair values are being amortized over the life of the warrants.

GLOBAL DIGITAL SOLUTIONS, INC.
Notes to Condensed Consolidated Financial Statements
June 30, 2013 and 2012

The following is a summary of outstanding and exercisable warrants at June 30, 2013:

	Outstanding			Exercisable
Range of Exercise Prices	Weighted Average Number Outstanding at 6/30/13	Outstanding Remaining Contractual Life (in yrs.)	Weighted Average Exercise Price	Number Exercisable at 6/30/13	Weighted Average Exercise Price

$0.10	3,000,000	3.0	$0.12	3,000,000	$0.12
$0.15	1,000,000	5.0	$0.15	-
$0.50	500,000	5.0	$0.50	-
$0.16	4,500,000	4.0	$0.15	3,000,000	$0.12

The intrinsic value of warrants outstanding at June 30, 2013 was $3,890,000.

Note 6 – Stock-Based Compensation

We issued 26,000,000 shares of restricted stock, not issued under stock incentive plans, to employees, advisors and consultants that vest between July 1, 2013 and January 31, 2014. The fair value of the total compensation expense is approximately $4,786,000. We recorded an expense related to the vested restricted stock issued to employees, advisors and consultants of approximately $996,000 and $1,372,000 for the three and six-month periods ended June 30, 2013.  We had no such expense in 2012.

Note 7 - Income Taxes

We had an effective tax rate of nil for the six-months ended June 30, 2013 and 2012. We incurred losses before taxes for the six-months ended June 30, 2013 and 2012. However, we have not recorded a tax benefit for the resulting net operating loss carryforwards, as we determined that a full valuation allowance against our net deferred tax assets was appropriate based primarily on our historical operating results.

Our policy is to record interest and penalties associated with unrecognized tax benefits as additional income taxes in the statement of operations.  At December 31, 2012, we had no unrecognized tax benefits, or any tax related interest or penalties.  There were no changes in unrecognized tax benefits during the period ended June 30, 2013.  We did not recognize any interest or penalties during 2012 related to unrecognized tax benefits, or through the period ended June 30, 2013.

Note 8 - Loss Per Common Share

Basic and diluted loss per common share for all periods presented is calculated based on the weighted average common shares outstanding for the period. The following potentially dilutive securities were outstanding as of June 30, 2013 and 2012 were not included in the computation of dilutive loss per common share because the effect would have been anti-dilutive (in thousands):

The following common stock equivalents outstanding as of June 30, 2013 and 2012 were not included in the computation of dilutive loss per share because the net effect would have been anti-dilutive:

	2013	2012
Warrants	4,500,000	-
Preferred stock	-	1,000,000
Total common stock equivalents	4,500,000	1,000,000

Note 9  - Acquisitions

Acquisition of Bronco Communications, LLC
In January 2012, we acquired 51% of Bronco in consideration for the issuance of 4,289,029 shares of our restricted common stock valued at $0.035 per share, or $150,116 from a related party. The 49% interest we did not acquire is accounted for as a noncontrolling interest. The purchase price was allocated to the assets acquired based on the fair values at the acquisition date. The goodwill acquired was valued at $351,653. The financial results of Bronco are included in these consolidated financial statements as of January 1, 2012, the date control was acquired, in accordance with the Codification for business combinations.  We subsequently discontinued the operations of Bronco and disposed of its remaining assets in January 2013.  See Note 10.

GLOBAL DIGITAL SOLUTIONS, INC.
Notes to Condensed Consolidated Financial Statements
June 30, 2013 and 2012

Agreement to Acquire Airtronic USA, Inc.
On August 13, 2012, we entered into a Letter of Intent (“LOI”) to acquire 70% of Airtronic USA, Inc. (“Airtronic”), a debtor in possession under chapter 11 of the Bankruptcy Code in a case pending in the US Bankruptcy Court for the Northern District of Illinois, Eastern Division (the Bankruptcy Court”).  On October 22, 2012, we memorialized the terms of the LOI and entered into an Agreement of Merger and Plan of Reorganization (“Merger Agreement”) to acquire 70% of Airtronic (the “Merger”) upon the effective date that Airtronic’s bankruptcy case is discharged by the Bankruptcy Court. We may acquire the remaining 30% of Airtronic two years after the closing of the Merger based upon a 4 times EBITDA valuation of Airtronic as set forth in the Merger Agreement.

We agreed to contribute to Airtronic, at the closing of the Merger, $2 million less any amounts then outstanding on the Bridge Loan discussed below. We also agreed to issue to the employees of Airtronic options to acquire 4,960,852 shares of our common stock an exercise price of $0.04, the fair market value of our common stock on the date we entered into the LOI, exercisable for a period of ten years.

On June 26, 2013 we agreed to enter into a modification of the Merger Agreement (“Modification Agreement”), and on August 5, 2013, we entered into the Modification Agreement, which provides that, contemporaneously with the closing of the Merger, we will contribute a noninterest bearing note to Airtronic in lieu of the $2,000,000 cash contribution set forth in the Merger Agreement (the “Parent Note”).  The initial principal balance of the Parent Note shall be equal to $2,000,000 less the following amounts to be funded or previously funded by the Company:

1.	The outstanding balance of principal, accrued interest and other amounts then due and owing under the terms of Original Note, as defined below.
2.
The total amount of cash and the value of the Company’s shares of common stock that we shall make available for the settlement of any class of claim or claim pursuant to Airtronic’s approved Plan of Reorganization in its bankruptcy proceeding, as discussed below; and

3.	All other amounts funded or advanced by the Company to or for the benefit of Airtronic prior to the closing date of the Merger.

Contemporaneously with the closing of the Merger, the Original Note shall be cancelled; however, the New Note (defined below) shall remain in full force and effect in accordance with its terms, as shall all security agreements, loan agreements and related documents to the extent they secure, supplement, are incorporated in or relate to the New Note.

Airtronic, founded in 1990 and based in Elk Grove Village, Illinois, is an electro-mechanical engineering design and manufacturing company that provides small arms and small arms spare parts to the U.S. Department of Defense, foreign militaries, and the law enforcement market. Airtronic’s products include grenade launchers, rocket propelled grenade launchers, grenade launcher guns, flex machine guns, grenade machine guns, rifles, and magazines.

As discussed in Note 2 – Note Receivable, on October 22, 2012, we entered into a Bridge Loan with Airtronic.

On June 10, 2013, Airtronic, with our consent, filed a Plan of Reorganization with the Bankruptcy Court (the “Plan”).  The Plan provides, among other things, that Airtronic’s secured and unsecured creditors may elect to take shares of our common stock, valued at $0.50 per share, saleable after twelve months with “Price Protection”.  Price Protection shall mean that if a holder of our common stock issued pursuant to the Amended Plan sells its shares in whole or in part in an arm’s-length transaction for a fair market value less than $0.50 per share after twelve months from the effective date of the Plan, but before twenty-four months from the effective date of the Plan, then the shareholder shall be provided with an amount of new shares of our common stock equal to the result of the following formula: (x) the sales price the shareholder would have received if its shares of our common stock had sold for $0.50 per share minus the actual sales price received by the shareholder for our common stock; divided by (y) the actual price per share received by the shareholder.

Note 10 – Discontinued Operations

On May 1, 2012, with the support of our major shareholders, we made the decision to wind down and discontinue our operations in the telecommunications area and refocus our efforts in the area of small arms manufacturing, knowledge-based and culturally attuned social consulting and security-related solutions in unsettled areas. In connection with the decision to discontinue Bronco’s operations, the carrying value of Bronco’s net assets was written down to their estimated fair value and in the first and second quarters of this year we recognized a loss on sale of discontinued operations of approximately $25,000 and $271,000 respectively. Historical revenue related to Bronco and included in the loss from discontinued operations in the accompanying condensed consolidated statements of operations for the three and six-month periods ended June 30, 2012 totaled approximately $50,000 and $150,000, respectively.

GLOBAL DIGITAL SOLUTIONS, INC.
Notes to Condensed Consolidated Financial Statements
June 30, 2013 and 2012

Results of discontinued operations for the three and six-month periods ended June 30, 2013 and 2012 are as follows:

	Three-Months Ended		Six-Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Net sales	$-	$50,319	$-	$149,917
Cost of goods sold	-	45,019	-	104,725
Gross profit	-	5,301	-	45,191
Selling, general and administrative expenses	25,477	59,759	25,477	267,865
Loss on sale of assets of discontinued operations			245,744	-
Interest expense	-	7,000	-	7,000
Loss before provision for income taxes	(25,477)	(61,458)	(271,221)	(229,674)
Provision for income taxes	-	-	-	-
Loss from discontinued operations	$(25,477)	$(61,458)	$(271,221)	$(229,674)

Note 11 – Related Party Transactions

Our chief executive officer and chief financial officer, William J. Delgado, was paid $24,187 and $40,212, and we accrued unpaid wages of $50,000 in the three and six-month periods ended June 30, 2013.  Mr. Delgado was paid $6,480 and $7,480, and we accrued unpaid wages of $50,000 and $100,000, in the three and six-month periods ended June 30, 2012.

Note 12 – Subsequent Events

We have completed an evaluation of all subsequent events after the audited balance sheet date of June 30, 2013 through October 7, 2013, the date this Registration Statement on Form 10 was submitted to the SEC, to ensure that this filing includes appropriate disclosure of events both recognized in the financial statements as of June 30, 2013, and events which occurred subsequently but were not recognized in the financial statements. We have concluded that no subsequent events have occurred that require disclosure, except as disclosed within these financial statements and except as described below.

Convertible Notes and Warrant
On July 1, 2013, we elected to convert the Note and issued the Investor 3 million shares of our restricted common stock valued at $750,000. On August 19, 2013 the Warrant was exercised and we received proceeds of $300,000 in consideration for the issuance of 3,000,000 shares of our restricted common stock.

Sale of Common Stock
Between September 20, 2013 and September 25, 2013, we sold 2.2 million shares of our common stock and received gross proceeds of $990,000.